Exhibit 99.1

THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Reference is made throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations to Notes to Consolidated Financial Statements, which begin on page F-1 of this report.

Overview

The company develops, manufactures and sells a broad range of products that are sold worldwide. The company expands the product lines and services it offers by developing and commercializing its own technologies and by making strategic acquisitions of complementary businesses. The company’s continuing operations fall into four business segments (see Note 3): Life Sciences Solutions, Analytical Instruments, Specialty Diagnostics and Laboratory Products and Services.

Recent and Pending Acquisitions and Divestitures

The company’s strategy is to augment internal growth at existing businesses with complementary acquisitions such as those completed in 2012 and its 2014 acquisition of Life Technologies. The company’s principal 2012 acquisitions are described below.

•
One Lambda, a provider of transplant diagnostics, was acquired in September 2012 to enhance the company’s presence in specialty in vitro diagnostics and to increase access to the transplant diagnostics market.

•
Doe & Ingalls, a channel for specialty production chemicals and provider of customized supply-chain services to the life sciences and microelectronics industries, was acquired in May 2012 to expand the company’s products and services that address the production market.

In addition, on April 14, 2013, the company entered into an Agreement and Plan of Merger with Life Technologies providing for the acquisition of Life Technologies by the company (the “Life Technologies Acquisition”) at a price of approximately $13.6 billion in cash ($76.1311786 per share), plus the assumption of certain Life Technologies indebtedness (Note 2). Life Technologies provides innovative products and services to customers conducting scientific research and genetic analysis, as well as those in applied markets, such as forensics and food safety testing. Life Technologies’ revenues totaled $3.9 billion in 2013. The acquisition was completed on February 3, 2014. Life Technologies will be reported in a new segment, Life Sciences Solutions, together with most of the company’s existing biosciences businesses.

The company completed its permanent financing arrangements for the Life Technologies Acquisition in December 2013. The financing consists of a term loan agreement (the “Term Credit Facility”), proceeds from issuance of senior debt and commercial paper, proceeds from equity forward agreements and cash on hand. These arrangements are discussed below under the caption “Liquidity and Capital Resources”.

In December 2013, the company entered an agreement to sell its sera and media, gene modulation and magnetic beads businesses to GE Healthcare for approximately $1.06 billion. The businesses fall principally in the Life Sciences Solutions segment. Divestiture of these businesses was a condition to obtaining antitrust approval for the Life Technologies Acquisition. As of December 31, 2013, the agreement to sell the businesses was contingent on, among other things, obtaining antitrust approval for the acquisition of Life Technologies. That approval was obtained in January 2014 at which time these businesses were designated as held for sale. Revenues and operating income in 2013 of the businesses to be sold were approximately $250 million and $80 million, respectively. The sale is subject to additional regulatory approvals and other customary closing conditions.

Overview of Results of Operations and Liquidity

With the completion of the Life Technologies Acquisition, the company established a new reporting segment, called Life Sciences Solutions. Effective January 1, 2014, the company’s financial performance is reported in four segments reflecting the following changes:

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview of Results of Operations and Liquidity (continued)

•	The new Life Sciences Solutions segment consists of the majority of the former Life Technologies businesses and Thermo Fisher biosciences businesses.

•	Thermo Fisher’s global chemicals business has moved from the Biosciences business in the Analytical Technologies segment to the Laboratory Products and Services segment.

•	Thermo Fisher’s Analytical Technologies segment has been renamed Analytical Instruments segment to reflect the transfer of the biosciences businesses to other segments, as mentioned above.

•	Two small specialty diagnostics businesses within Life Technologies have become part of the Specialty Diagnostics segment.

Prior period segment information has been reclassified to reflect these transfers. As Life Technologies was acquired on February 3, 2014, its results are not included in the periods reported herein.

(Dollars in millions)	2013		2012

Revenues
Life Sciences Solutions	$712.5	5.4%	$658.8	5.3%
Analytical Instruments	3,154.2	24.1%	3,114.7	24.9%
Specialty Diagnostics	3,191.7	24.4%	2,961.5	23.7%
Laboratory Products and Services	6,398.8	48.9%	6,102.8	48.8%
Eliminations	(366.9)	(2.8)%	(327.9)	(2.7)%

	$13,090.3	100%	$12,509.9	100%

Sales in 2013 were $13.09 billion, an increase of $580 million from 2012. Sales increased $188 million due to acquisitions. The unfavorable effects of currency translation resulted in a decrease in revenues of $36 million in 2013. Aside from the effects of currency translation and acquisitions, revenues increased $429 million (3%) primarily due to increased demand offset in part by modestly lower sales to customers in academic and government markets which the company believes was due in part to uncertainty in government funding expectations in the U.S. Sales remained strong to customers in pharmaceutical and biotech industries while sales to customers in industrial markets grew modestly. Sales growth was strong in Asia and modest in Europe and North America.

In 2013, total company operating income and operating income margin were $1.61 billion and 12.3%, respectively, compared with $1.48 billion and 11.8%, respectively, in 2012. The increase in operating income and operating income margin was primarily due to productivity improvements, net of inflationary cost increases, and, to a lesser extent, profit on incremental sales from acquisitions. The increase was offset in part by strategic growth investments, unfavorable foreign currency exchange and, to a lesser extent, $24 million of higher acquisition-related charges in 2013, an increase in amortization expense of $16 million in 2013 primarily related to the acquisitions of One Lambda and Doe & Ingalls and imposition of a medical device excise tax in 2013. The company’s references throughout this discussion to productivity improvements generally refer to improved cost efficiencies from its Practical Process Improvement (PPI) business system, reduced costs resulting from global sourcing initiatives, a lower cost structure following restructuring actions, including headcount reductions and consolidation of facilities, and low cost region manufacturing.

The company’s effective tax rates were 3.1% and 0.9% in 2013 and 2012, respectively. Due primarily to the non-deductibility of intangible asset amortization, the company’s cash payments (net of refunds) for income taxes for its continuing operations were higher than its income tax expense for financial reporting purposes and totaled $230 million and $331 million in 2013 and 2012, respectively. Tax payments decreased in 2013 due primarily to refunds of taxes paid in 2012. In 2013, non-U.S. subsidiaries of the company made cash and deemed distributions to the U.S. which resulted in no net tax cost. As a result of these distributions, the company generated U.S. foreign tax credits of $160 million offset by additional U.S. income taxes of $56 million on the related foreign income. The net result of these transactions favorably affected the income tax provision by $104 million and reduced the company’s effective tax rate by 7.9 percentage points in 2013. In addition, the effective tax rate in 2013 was also reduced by the U.S. Congress’ renewal in January 2013 of a tax credit for research and development activities for 2012 and 2013 and, to a lesser extent, increased earnings in lower tax jurisdictions and financing costs associated with the acquisition of Life Technologies that are deductible in the U.S. The tax credit for 2012 and 2013 research and development activities favorably affected the tax provision in 2013 by $15.4 million, or 1.2 percentage points. The tax provision in the 2013 period was unfavorably affected by $5.4 million, or 0.4 percentage points, as a result of adjustments to deferred tax balances due to changes in tax rates and audit settlements. The tax provision in 2012 was favorably affected by $53 million, or 4.1 percentage points, as a result of adjustments to deferred tax balances due to changes in tax rates, particularly a lower tax rate in Sweden. The company expects its effective tax rate in 2014 will be between 2% and 5% based on currently forecasted rates of profitability in the countries in which the company conducts business. The tax credit for research and development activities has not been extended by the U.S. Congress as of February 26, 2014.

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview of Results of Operations and Liquidity (continued)

Income from continuing operations increased to $1.28 billion in 2013, from $1.26 billion in 2012, primarily due to improved operating performance, offset in part by $126 million of costs related to the acquisition and financing of Life Technologies.

During 2013, the company’s cash flow from operations totaled $2.01 billion (after deducting $5 million used by discontinued operations), compared with $2.04 billion (after deducting $28 million from discontinued operations) for 2012. The decrease resulted in part from cash disbursements for fees paid to obtain bridge financing commitments and other transaction costs, totaling $108 million, related to the acquisition of Life Technologies. In addition, higher increases in working capital items than in 2012 were partially offset in part by higher income before amortization and depreciation in 2013 compared to 2012.

As of December 31, 2013, the company’s short-term debt totaled $988 million, including $250 million of commercial paper obligations and $706 million of senior notes, due in 2014. The company has a revolving credit facility with a bank group that provides up to $1.50 billion of unsecured multi-currency revolving credit. If the company borrows under this facility, it intends to leave undrawn an amount equivalent to outstanding commercial paper to provide a source of funds in the event that commercial paper markets are not available. As of December 31, 2013, no borrowings were outstanding under the company’s revolving credit facility, although available capacity was reduced by approximately $43 million as a result of outstanding letters of credit.

Of the company’s existing cash and short-term investments of $5.83 billion as of December 31, 2013, $5.18 billion was available to partially fund the acquisition of Life Technologies in February 2014. The company believes that the remaining balance of approximately $650 million and the company’s future cash flow from operations together with available borrowing capacity under its revolving credit agreement are sufficient to meet the cash requirements of its existing and Life Technologies businesses for the foreseeable future, including at least the next 24 months.

Critical Accounting Policies and Estimates
    The company’s discussion and analysis of its financial condition and results of operations is based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent liabilities. On an on-going basis, management evaluates its estimates, including those related to bad debts, inventories, business combinations, intangible assets and goodwill, equity investments, sales returns, warranty obligations, income taxes, contingencies and litigation, pension costs and stock-based compensation. Management believes the most complex and sensitive judgments, because of their significance to the consolidated financial statements, result primarily from the need to make estimates about the effects of matters that are inherently uncertain. Management bases its estimates on historical experience, current market and economic conditions and other assumptions that management believes are reasonable. The results of these estimates form the basis for judgments about the carrying value of assets and liabilities where the values are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies and Estimates (continued)

The company believes the following represent its critical accounting policies and estimates used in the preparation of its financial statements:

(a)	Accounts Receivable

The company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to pay amounts due. Such allowances totaled $54 million at December 31, 2013. The company estimates the amount of customer receivables that are uncollectible based on the age of the receivable, the creditworthiness of the customer and any other information that is relevant to the judgment. If the financial condition of the company’s customers were to deteriorate, reducing their ability to make payments, additional allowances would be required.

(b)	Inventories

The company writes down its inventories for estimated excess quantities and obsolescence based on differences between the cost and estimated net realizable value taking into consideration usage in the preceding 12 months, expected demand and any other information that is relevant to the judgment. If ultimate usage or demand varies significantly from expected usage or demand, additional writedowns may be required.

(c)	Intangible Assets and Goodwill

The company uses assumptions and estimates in determining the fair value of assets acquired and liabilities assumed in a business combination. The determination of the fair value of intangible assets, which represent a significant portion of the purchase price in many of the company’s acquisitions, requires the use of significant judgment with regard to (i) the fair value; and (ii) whether such intangibles are amortizable or non-amortizable and, if the former, the period and the method by which the intangible asset will be amortized. The company estimates the fair value of acquisition-related intangible assets principally based on projections of cash flows that will arise from identifiable intangible assets of acquired businesses. The projected cash flows are discounted to determine the present value of the assets at the dates of acquisition. Definite-lived intangible assets totaled $5.73 billion at December 31, 2013. The company reviews definite-lived intangible assets for impairment when indication of potential impairment exists, such as a significant reduction in cash flows associated with the assets. Actual cash flows arising from a particular intangible asset could vary from projected cash flows which could imply different carrying values from those established at the dates of acquisition and which could result in impairment of such asset.

The company evaluates goodwill and indefinite-lived intangible assets for impairment annually and when events occur or circumstances change that may reduce the fair value of the asset below its carrying amount. Events or circumstances that might require an interim evaluation include unexpected adverse business conditions, economic factors, unanticipated technological changes or competitive activities, loss of key personnel and acts by governments and courts. Goodwill and indefinite-lived intangible assets totaled $12.50 billion and $1.34 billion, respectively, at December 31, 2013. Estimates of future cash flows require assumptions related to revenue and operating income growth, asset-related expenditures, working capital levels and other factors. Different assumptions from those made in the company’s analysis could materially affect projected cash flows and the company’s evaluation of goodwill and indefinite-lived intangible assets for impairment.

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies and Estimates (continued)

Growth at some of the company’s businesses slowed in 2011 – 2013 which the company believes was in part due to uncertainty in funding expectations of customers in academic and government markets and economic uncertainty including a slow-down in Southern Europe. Projections of profitability for 2014 and thereafter and indicated fair values based on peer revenues and earnings trading multiples were sufficient to conclude that no impairment of goodwill or indefinite-lived intangible assets existed at the end of the tenth fiscal month of 2013, the date of the company’s impairment testing. There can be no assurance, however, that the slowing of growth experienced in 2011 - 2013 at some businesses will not continue or worsen in 2014 and that a downturn will not materially adversely affect peer trading multiples and the company’s businesses such that they do not achieve their forecasted profitability and these assets become impaired. Should the fair value of the company’s goodwill or indefinite-lived intangible assets decline because of reduced operating performance, market declines, or other indicators of impairment, or as a result of changes in the discount rate, charges for impairment may be necessary.

The company’s ImmunoDiagnostics reporting unit was created with the acquisition of the Phadia Group in August 2011. Because this reporting unit consists solely of the acquired business, its book value equaled its fair value as of the acquisition date and thus, no cushion of fair value over book value existed at that date. During its 2013 goodwill impairment testing, the company determined that the ImmunoDiagnostics reporting unit’s cushion of fair value over book value had increased from 0% at the acquisition date to 11% as of November 1, 2013. Despite this favorable increase, given that the fair value is not substantially in excess of the book value, relatively small decreases in future cash flows from forecasted results or changes in discount rates or other assumptions could result in impairment of goodwill. The key variables that drive the cash flows of the reporting unit are levels of profitability and terminal value growth rate assumptions, as well as the weighted average cost of capital (WACC) rate applied. The estimates used for these assumptions represent management's best estimates, which the company believes are reasonable. These assumptions, however, are subject to uncertainty, including the degree to which the acquired business will grow revenue and profitability levels. The ImmunoDiagnostics reporting unit had $1.80 billion of goodwill, and had an overall carrying value of $3.31 billion as of December 31, 2013.

(d)	Other Long-lived Assets

The company reviews other long-lived assets for impairment when indication of potential impairment exists, such as a significant reduction in cash flows associated with the assets. Other long-lived assets totaled $2.41 billion at December 31, 2013, including $1.77 billion of fixed assets. In testing a long-lived asset for impairment, assumptions are made concerning projected cash flows associated with the asset. Estimates of future cash flows require assumptions related to revenue and operating income growth and asset-related expenditures associated with the asset being reviewed for impairment. Should future cash flows decline significantly from estimated amounts, charges for impairment of other long-lived assets may be necessary.

(e)	Revenues

In instances where the company sells equipment with a related installation obligation, the company generally recognizes revenue related to the equipment when title passes. The company recognizes revenue related to the installation when it performs the installation. The allocation of revenue between the equipment and the installation is based on relative fair value at the time of sale. Should the fair value of either the equipment or the installation change, the company’s revenue recognition would be affected.

In instances where the company sells equipment with customer-specified acceptance criteria, the company must assess whether it can demonstrate adherence to the acceptance criteria prior to the customer’s acceptance testing to determine the timing of revenue recognition. If the nature of customer-specified acceptance criteria were to change or grow in complexity such that the company could not demonstrate adherence, the company would be required to defer additional revenues upon shipment of its products until completion of customer acceptance testing.

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies and Estimates (continued)

The company’s software license agreements generally include multiple products and services, or “elements.” The company recognizes software license revenue based on the residual method after all elements have either been delivered or vendor specific objective evidence (VSOE) of fair value exists for any undelivered elements. In the event VSOE is not available for any undelivered element, revenue for all elements is deferred until delivery of all elements other than post-contract support is completed. Revenues from software maintenance and support contracts are recognized on a straight-line basis over the term of the contract. VSOE of fair value of software maintenance and support is determined based on the price charged for the maintenance and support when sold separately. Revenues from training and consulting services are recognized as services are performed, based on VSOE, which is determined by reference to the price customers pay when the services are sold separately.

The company records reductions to revenue for estimated product returns by customers. Should a greater or lesser number of products be returned, additional adjustments to revenue may be required.

(f)	Warranty Obligations

At the time the company recognizes revenue, it provides for the estimated cost of standard product warranties in cost of product revenues based primarily on historical experience and knowledge of any specific warranty problems that indicate projected warranty costs may vary from historical patterns. The liability for warranty obligations of the company’s continuing operations totaled $50 million at December 31, 2013. Should product failure rates or the actual cost of correcting product failures vary from estimates, revisions to the estimated warranty liability would be necessary.

(g)	Income Taxes

In the ordinary course of business there is inherent uncertainty in quantifying the company’s income tax positions. The company assesses income tax positions and records tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, the company has recorded the largest amount of tax benefit with a greater than 50 percent likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. The company’s reserve for these matters totaled $134 million at December 31, 2013. Where applicable, associated interest expense has also been recognized as a component of the provision for income taxes.

The company operates in numerous countries under many legal forms and, as a result, is subject to the jurisdiction of numerous domestic and non-U.S. tax authorities, as well as to tax agreements and treaties among these governments. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding significant future events, such as the amount, timing and character of deductions, permissible revenue recognition methods under the tax law and the sources and character of income and tax credits. Changes in tax laws, regulations, agreements and treaties, currency exchange restrictions or the company’s level of operations or profitability in each taxing jurisdiction could have an impact upon the amount of current and deferred tax balances and hence the company’s net income.

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies and Estimates (continued)

The company estimates the degree to which tax assets and loss carryforwards will result in a benefit based on expected profitability by tax jurisdiction, and provides a valuation allowance for tax assets and loss carryforwards that it believes will more likely than not go unused. If it becomes more likely than not that a tax asset or loss carryforward will be used, the company reverses the related valuation allowance. Any such reversals are recorded as a reduction of the company’s tax provision. The company’s tax valuation allowance totaled $77 million at December 31, 2013. Should the company’s actual future taxable income by tax jurisdiction vary from estimates, additional allowances or reversals thereof may be necessary.

The company provides a liability for future income tax payments in the worldwide tax jurisdictions in which it operates. Should tax return positions that the company expects are sustainable not be sustained upon audit, the company could be required to record an incremental tax provision for such taxes. Should previously unrecognized tax benefits ultimately be sustained, a reduction in the company’s tax provision would result.

(h)	Contingencies and Litigation

The company records accruals for various contingencies, including legal proceedings, environmental, workers’ compensation, product, general and auto liabilities, and other claims that arise in the normal course of business. The accruals are based on management’s judgment, historical claims experience, the probability of losses and, where applicable, the consideration of opinions of internal and or external legal counsel and actuarial estimates. Reserves of acquired businesses, including product liability and environmental reserves, were initially recorded at fair value and discounted to their net present value. Additionally, the company records receivables from third-party insurers when recovery has been determined to be probable.

(i)	Pension and Other Retiree Benefits

Several of the company’s U.S. and non-U.S. subsidiaries sponsor defined benefit pension and other retiree benefit plans. The cost and obligations of these arrangements are calculated using many assumptions to estimate the benefits that the employee earns while working, the amount of which cannot be completely determined until the benefit payments cease. Major assumptions used in the accounting for these employee benefit plans include the discount rate, expected return on plan assets and rate of increase in employee compensation levels. Assumptions are determined based on company data and appropriate market indicators in consultation with third-party actuaries, and are evaluated each year as of the plans’ measurement date. Net periodic pension costs for the company’s pension and other postretirement benefit plans totaled $29 million in 2013. The company’s unfunded benefit obligation totaled $301 million at year-end 2013 compared with $408 million at year-end 2012. Should any of these assumptions change, they would have an effect on net periodic pension costs and the unfunded benefit obligation. For example, a 10% decrease in the discount rate would result in an annual increase in pension and other postretirement benefit expense of approximately $3 million and an increase in the benefit obligation of approximately $85 million.

As of December 31, 2013, the company expects to contribute between $30 and $40 million to its existing defined benefit pension plans in 2014.

(j)	Stock-based Compensation

The fair value of most stock options granted by the company is estimated using the Black-Scholes option pricing model. For option grants and restricted stock units that require achievement of both service and market conditions, a lattice model is used to estimate fair value. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Management estimates expected volatility based on the historical volatility of the company’s stock. Historical data on exercise patterns is the basis for determining the expected life of an option. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term which approximates the expected life assumed at the date of grant. The dividend yield is based on the company’s most recent quarterly dividend rate. Changes in these input variables would affect the amount of expense associated with stock-based compensation. The compensation expense recognized for all stock-based awards is net of estimated forfeitures. The company estimates forfeiture rates based on historical analysis of option forfeitures. If actual forfeitures should vary from estimated forfeitures, adjustments to compensation expense may be required.

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations
2013 Compared With 2012
Continuing Operations
			Total	Currency	Acquisitions/
(In millions)	2013	2012	Change	Translation	Divestitures	Operations

Revenues
Life Sciences Solutions	$712.5	$658.8	$53.7	$(1.1)	$—	$54.8
Analytical Instruments	3,154.2	3,114.7	39.5	(23.2)	9.4	53.3
Specialty Diagnostics	3,191.7	2,961.5	230.2	(5.4)	143.0	92.6
Laboratory Products and Services	6,398.8	6,102.8	296.0	(5.7)	35.7	266.0
Eliminations	(366.9)	(327.9)	(39.0)	(1.0)	—	(38.0)

Consolidated Revenues	$13,090.3	$12,509.9	$580.4	$(36.4)	$188.1	$428.7

Sales in 2013 were $13.09 billion, an increase of $580 million from 2012. Sales increased $188 million due to acquisitions. The unfavorable effects of currency translation resulted in a decrease in revenues of $36 million in 2013. Aside from the effects of currency translation and acquisitions, revenues increased $429 million (3%) primarily due to increased demand offset in part by modestly lower sales to customers in academic and government markets which the company believes was due in part to uncertainty in government funding expectations in the U.S. Sales remained strong to customers in pharmaceutical and biotech industries while sales growth was modest to customers in industrial markets. Sales growth was strong in Asia and modest in Europe and North America.

In 2013, total company operating income and operating income margin were $1.61 billion and 12.3%, respectively, compared with $1.48 billion and 11.8%, respectively, in 2012. The increase in operating income and operating income margin was primarily due to productivity improvements, net of inflationary cost increases, and, to a lesser extent, profit on incremental sales from acquisitions. The increase was offset in part by strategic growth investments, unfavorable foreign currency exchange and, to a lesser extent, $24 million of higher acquisition-related charges in 2013, an increase in amortization expense of $16 million in 2013 primarily related to the acquisitions of One Lambda and Doe & Ingalls and imposition of a medical device excise tax in 2013. The company’s references throughout this discussion to productivity improvements generally refer to improved cost efficiencies from its Practical Process Improvement (PPI) business system, reduced costs resulting from global sourcing initiatives, a lower cost structure following restructuring actions, including headcount reductions and consolidation of facilities, and low cost region manufacturing.

In 2013, the company recorded restructuring and other costs, net, of $180 million, including $29 million of charges to cost of revenues related primarily for the sale of inventories revalued at the date of acquisition and, to a lesser extent, accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations and $74 million of charges to selling, general and administrative expenses consisting primarily of transaction costs related to the acquisition of Life Technologies, revisions of estimated contingent consideration for a recent acquisition and a charge associated with product liability litigation. The company incurred $78 million of cash restructuring costs primarily for continued headcount reductions and facility consolidations in an effort to streamline operations, including severance at several businesses and abandoned facility expenses at businesses that have been or are being consolidated, such as the consolidation of several facilities in the U.S. and Europe (see Note 14). The cash costs also included $4 million of transaction expenses related to the agreement to sell its sera and media, gene modulation and magnetic beads businesses (see Note 2).

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations (continued)

In 2012, the company recorded restructuring and other costs, net, of $150 million, including $56 million of charges to cost of revenues primarily related to the sale of inventories revalued at the date of acquisition and $13 million of charges to selling, general and administrative expenses primarily consisting of transaction costs related to the acquisition of One Lambda. The company incurred $67 million of cash restructuring costs primarily for continued headcount reductions and facility consolidations in an effort to streamline operations, including severance at several businesses and abandoned facility expenses at businesses that have been or are being consolidated. The company also recorded $15 million of non-cash expense, net, primarily for the impairment of intangible asset at several small business units and, to a lesser extent, real estate writedowns related to facility consolidations partially offset by a $6 million gain from the settlement of pre-acquisition litigation.

As of February 27, 2014, the company has identified restructuring actions that will result in additional charges of approximately $50 million in 2014 and expects to identify additional actions during 2014, including some related to the acquisition of Life Technologies. The restructuring projects for which charges were incurred in 2013 are expected to result in annual cost savings of approximately $80 million beginning in part in 2013 and, to a greater extent, in 2014, including $5 million in the Life Sciences Solutions segment, $30 million in the Analytical Instruments segment, $20 million in the Specialty Diagnostics segment and $25 million in the Laboratory Products and Services segment. The restructuring actions for which charges were incurred in 2012 resulted in annual cost savings of approximately $85 million beginning in part in 2012 and to a greater extent in 2013, including $10 million in the Life Sciences Solutions segment, $25 million in the Analytical Instruments segment, $20 million in the Specialty Diagnostics segment and $30 million in the Laboratory Products and Services segment.

The company expects significant restructuring charges in the first quarter of 2014 in connection with the acceleration of certain equity awards held by Life Technologies’ employees and severance obligations payable to former Life Technologies’ executives.

Segment Results
The company’s management evaluates segment operating performance using operating income before certain charges/credits to cost of revenues and selling, general and administrative expenses, principally associated with acquisition-related activities; restructuring and other costs/income including costs arising from facility consolidations such as severance and abandoned lease expense and gains and losses from the sale of real estate and product lines; and amortization of acquisition-related intangible assets. The company also refers to this measure as adjusted operating income. The company uses this measure because it helps management understand and evaluate the segments’ core operating results and facilitate comparison of performance for determining compensation (Note 3). Accordingly, the following segment data is reported on this basis.

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations (continued)

(Dollars in millions)	2013	2012	Change

Revenues
Life Sciences Solutions	$712.5	$658.8	8%
Analytical Instruments	3,154.2	3,114.7	1%
Specialty Diagnostics	3,191.7	2,961.5	8%
Laboratory Products and Services	6,398.8	6,102.8	5%
Eliminations	(366.9)	(327.9)	12%

Consolidated Revenues	$13,090.3	$12,509.9	5%

Segment Income
Life Sciences Solutions	$169.7	$154.8	10%
Analytical Instruments	558.7	554.6	1%
Specialty Diagnostics	863.7	758.1	14%
Laboratory Products and Services	960.4	912.4	5%

Subtotal Reportable Segments	2,552.5	2,379.9	7%

Cost of Revenues Charges	(28.6)	(55.6)
Selling, General and Administrative Charges, Net	(73.5)	(12.5)
Restructuring and Other Costs, Net	(77.7)	(82.1)
Amortization of Acquisition-related Intangible Assets	(763.1)	(747.6)

Consolidated Operating Income	$1,609.6	$1,482.1	9%

Reportable Segments Operating Income Margin	19.5%	19.0%

Consolidated Operating Income Margin	12.3%	11.8%

Income from the company’s reportable segments increased 7% to $2.55 billion in 2013 due primarily to productivity improvements, net of inflationary costs increases, and, to a lesser extent, profit on incremental sales from acquisitions, offset in part by strategic growth investments and unfavorable foreign currency exchange.

Life Sciences Solutions
(Dollars in millions)	2013	2012	Change

Revenues	$712.5	$658.8	8%

Operating Income Margin	23.8%	23.5%	0.3pt

Sales in the Life Sciences Solutions segment increased $54 million to $713 million in 2013. Sales increased $55 million (8%) due to higher revenues at existing businesses offset in part by a decrease of $1 million due to the unfavorable effects of currency translation. The increase in revenue at existing businesses was primarily due to increased demand for bioscience products.

Operating income margin was 23.8% in 2013 compared to 23.5% in 2012. Operating margin was favorably affected by productivity improvements, net of inflationary cost increases, offset in part by strategic growth investments.

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations (continued)

Analytical Instruments
(Dollars in millions)	2013	2012	Change

Revenues	$3,154.2	$3,114.7	1%

Operating Income Margin	17.7%	17.8%	(0.1)pt

Sales in the Analytical Instruments segment increased $40 million to $3.15 billion in 2013. Sales increased $53 million (2%) due to higher revenues at existing businesses and $9 million due to acquisitions. These increases were offset in part by a decrease of $23 million due to the unfavorable effects of currency translation. The increase in revenue at existing businesses was primarily due to increased demand for chromatography and mass spectrometry instruments, offset in part by lower sales of chemical analysis products which the company believes were affected by macro economic conditions facing customers in industrial markets.

Operating income margin was 17.7% in 2013 compared to 17.8% in 2012. Operating margin was unfavorably affected by strategic growth investments and, to a lesser extent, unfavorable foreign currency exchange, offset in part by productivity improvements, net of inflationary cost increases.

Specialty Diagnostics
(Dollars in millions)	2013	2012	Change

Revenues	$3,191.7	$2,961.5	8%

Operating Income Margin	27.1%	25.6%	1.5pt

Sales in the Specialty Diagnostics segment increased $230 million to $3.19 billion in 2013. Sales increased $143 million due to an acquisition and $93 million (3%) due to higher revenues at existing businesses. These increases were offset in part by a decrease of $5 million due to the unfavorable effects of currency translation. The increase in revenue at existing businesses was primarily due to increased demand, particularly for clinical diagnostics products and, to a lesser extent, microbiology and allergy products in part as a result of strong flu and pollen seasons, partially offset by weakness from reduced healthcare utilization and lower sales of instruments to diagnostic laboratories due in part to lower healthcare reimbursement rates in the U.S. for anatomical pathology tests.

Operating income margin was 27.1% in 2013 and 25.6% in 2012. The increase resulted from profit on incremental sales from an acquisition and, to a lesser extent, at existing businesses as well as productivity improvements, net of inflationary cost increases. The increases were offset in part by strategic growth investments and imposition of the medical device excise tax in 2013.

Laboratory Products and Services
(Dollars in millions)	2013	2012	Change

Revenues	$6,398.8	$6,102.8	5%

Operating Income Margin	15.0%	15.0%	0.0pt

Sales in the Laboratory Products and Services segment increased $296 million to $6.40 billion in 2013. Sales increased $266 million (4%) due to higher revenues at existing businesses and $36 million due to an acquisition. The unfavorable effects of currency translation resulted in a decrease in revenues of $6 million in 2013. The increase in revenue at existing businesses was primarily due to increased demand for laboratory products and clinical trial logistics services. Sales of laboratory equipment increased only modestly due to weakness in demand from customers in academic and government markets.

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations (continued)

Operating income margin was 15.0% in both 2013 and 2012. Productivity improvements, net of inflationary cost increases and, to a lesser extent, price increases were offset by strategic growth investments and unfavorable sales mix.

Other Expense, Net
The company reported other expense, net, of $290 million and $213 million in 2013 and 2012, respectively (Note 4). In the first quarter of 2013, the company irrevocably contributed appreciated available-for-sale investments that had a fair value of $27 million to two of its U.K. defined benefit plans, resulting in realization of a previously unrecognized gain of $11 million. In 2013, other items, net also includes $74 million of charges related to amortization of fees paid to obtain bridge financing commitments related to the Life Technologies Acquisition, offset in part by gains totaling $5 million from sales of equity investments. Interest expense increased $21 million primarily due to the debt issued to fund the One Lambda and Life Technologies acquisitions.

Provision for Income Taxes
The company’s effective tax rates were 3.1% and 0.9% in 2013 and 2012, respectively. Due primarily to the non-deductibility of intangible asset amortization, the company’s cash payments (net of refunds) for income taxes for its continuing operations were higher than its income tax expense for financial reporting purposes and totaled $230 million and $331 million in 2013 and 2012, respectively. Tax payments decreased in 2013 due primarily to refunds of taxes paid in 2012. In 2013, non-U.S. subsidiaries of the company made cash and deemed distributions to the U.S. which resulted in no net tax cost. As a result of these distributions, the company generated U.S. foreign tax credits of $160 million offset by additional U.S. income taxes of $56 million on the related foreign income. The net result of these transactions favorably affected the income tax provision by $104 million and reduced the company’s effective tax rate by 7.9 percentage points in 2013. In addition, the effective tax rate in 2013 was also reduced by the U.S. Congress’ renewal in January 2013 of a tax credit for research and development activities for 2012 and 2013 and, to a lesser extent, increased earnings in lower tax jurisdictions and financing costs associated with the acquisition of Life Technologies that are deductible in the U.S. The tax credit for 2012 and 2013 research and development activities favorably affected the tax provision in 2013 by $15.4 million, or 1.2 percentage points. The tax provision in the 2013 period was unfavorably affected by $5.4 million, or 0.4 percentage points, as a result of adjustments to deferred tax balances due to changes in tax rates and audit settlements. The tax provision in 2012 was favorably affected by $53 million, or 4.1 percentage points, as a result of adjustments to deferred tax balances due to changes in tax rates, particularly a lower tax rate in Sweden. The company expects its effective tax rate in 2014 will be between 2% and 5% based on currently forecasted rates of profitability in the countries in which the company conducts business. The tax credit for research and development activities has not been extended by the U.S. Congress as of February 26, 2014.

The company has operations and a taxable presence in nearly 50 countries outside of the U.S. All of these countries except three have a lower tax rate than the U.S. The countries in which the company has a material presence that have significantly lower tax rates than the U.S. include Germany, the Netherlands, Sweden, Switzerland and the United Kingdom. The company’s ability to obtain a benefit from lower tax rates outside the U.S. is dependent on its relative levels of income in countries outside the U.S. and on the statutory tax rates in those countries. Based on the dispersion of the company’s non-U.S. income tax provision among many countries, the company believes that a change in the statutory tax rate in any individual country is not likely to materially affect the company’s income tax provision or net income, aside from any resulting one-time adjustment to the company’s deferred tax balances to reflect a new rate.

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations (continued)

Discontinued Operations
On June 22, 2012, in an effort to exit a non-core business, the company’s senior management made a decision to pursue a sale of its laboratory workstations business, part of the Laboratory Products and Services segment. The company completed the sale in October 2012 for nominal proceeds. Revenues of the laboratory workstations business were $147 million in the 2012 period prior to the sale. The business incurred a pre-tax loss of $30 million in 2012 due to inventory write-offs, higher manufacturing costs and restructuring and other transition costs associated with relocation of the business. In 2012, the company recorded after-tax charges aggregating $63 million as the loss on the divestiture. The loss in 2013 for discontinued operations primarily represents a charge for the cost of razing abandoned facilities of the business prior to sale of the land. The results of the laboratory workstations business have been included in the accompanying financial statements as discontinued operations for all periods presented.

Recent Accounting Pronouncements
         In February 2013, the FASB issued new guidance which requires disclosure of information about significant reclassification adjustments from accumulated other comprehensive income in a single note or on the face of the financial statements. This guidance became effective for the company in 2013. Adoption of this standard, which is related to disclosure only, did not have an impact on the company’s consolidated financial position, results of operations or cash flows.

In July 2012, the FASB modified existing rules to allow entities to use a qualitative approach to test indefinite-lived intangible assets for impairment. The revised standard allows an entity the option to first assess qualitatively whether it is more likely than not (that is, a likelihood of more than 50 percent) that an indefinite-lived intangible asset is impaired. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not that the asset is impaired. This guidance became effective for the company in 2013. Adoption of this standard did not have an impact on the company’s consolidated financial position, results of operations or cash flows.

In December 2011, the FASB issued new guidance which requires enhanced disclosures on offsetting amounts within the balance sheet, including disclosing gross and net information about instruments and transactions eligible for offset or subject to a master netting or similar agreement. This guidance became effective for the company in 2013. Adoption of this standard, which is related to disclosure only, did not have an impact on the company’s consolidated financial position, results of operations or cash flows.

Contingent Liabilities
The company is contingently liable with respect to certain legal proceedings and related matters. An outcome that differs materially from current reserve estimates for one or more of the matters described in Note 10 or Item 3 of this Form 10-K could have a material adverse effect on the company’s financial position as well as its results of operations and cash flows.

2012 Compared With 2011

Continuing Operations

Sales in 2012 were $12.51 billion, an increase of $951 million from 2011. The increase was due to acquisitions, including Phadia and Dionex, and, higher sales at existing businesses, offset in part by the unfavorable effects of currency translation. Had Phadia, Dionex and the company been combined from the beginning of 2011, revenues would have increased $403 million (3%) over pro forma 2011 revenues, including $474 million (4%) due to higher revenues at existing businesses and $156 million due to other acquisitions, net of divestitures, offset in part by $227 million due to the unfavorable effects of currency translation. The pro forma increase in revenues was primarily due to increased demand. Sales growth was strong in Asia and moderate in North America and Europe. Demand from customers in academic and government markets slowed such that growth was nominal in 2012 and demand from customers in industrial markets slowed such that growth was nominal in the second half of 2012.

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations (continued)

In 2012, total company operating income and operating income margin were $1.48 billion and 11.8%, respectively, compared with $1.25 billion and 10.8%, respectively, in 2011. The increase in operating income was primarily due to profit on incremental sales from acquisitions and existing businesses and, to a lesser extent, productivity improvements, net of inflationary cost increases and $84 million of lower acquisition-related charges in 2012. The increase was offset in part by strategic growth investments and an increase in amortization expense of $100 million in 2012, primarily related to the acquisitions of Phadia and Dionex.

In 2012, the company recorded restructuring and other costs, net, of $150 million, including $56 million of charges to cost of revenues related primarily to the sale of inventories revalued at the date of acquisition and $13 million of charges to selling, general and administrative expenses consisting primarily of transaction costs related to the acquisition of One Lambda. The company incurred $67 million of cash restructuring costs primarily for continued headcount reductions and facility consolidations in an effort to streamline operations, including severance to reduce headcount at several businesses and abandoned facility expenses at businesses that have been or are being consolidated, such as the consolidation of several facilities in the U.S. and Europe. The company also recorded $15 million of non-cash expense, net, primarily for the impairment of intangible assets at several small business units and, to a lesser extent, real estate writedowns related to facility consolidations partially offset by a $6 million gain from the settlement of pre-acquisition litigation.

In 2011, the company recorded restructuring and other costs, net, of $231 million, including $73 million of charges to cost of revenues primarily related to the sale of inventories revalued at the date of acquisition and $62 million of charges to selling, general and administrative expenses primarily for transaction costs related to the acquisitions of Dionex and Phadia. The company incurred $81 million of cash restructuring costs, including $21 million of cash compensation from monetizing equity awards held by Dionex employees at the date of acquisition. The cash costs also include continuing costs associated with headcount reductions and facility consolidations in an effort to streamline operations, including severance to reduce headcount at several businesses and abandoned facility expenses at businesses that have been or are being consolidated. The company also recorded $15 million of non-cash expense, net, primarily for the impairment of intangible assets at several small business units and, to a lesser extent, a loss on sale of a heating equipment business.

The restructuring actions for which charges were incurred in 2011 resulted in annual cost savings of approximately $80 million beginning in part in 2011 and to a greater extent in 2012, including $10 million in the Life Sciences Solutions segment, $20 million in the Analytical Instruments segment, $15 million in the Specialty Diagnostics segment and $35 million in the Laboratory Products and Services segment.

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations (continued)

Segment Results
(Dollars in millions)	2012	2011	Change

Revenues
Life Sciences Solutions	$658.8	$608.4	8%
Analytical Instruments	3,114.7	2,885.7	8%
Specialty Diagnostics	2,961.5	2,470.1	20%
Laboratory Products and Services	6,102.8	5,884.1	4%
Eliminations	(327.9)	(289.5)	13%

Consolidated Revenues	$12,509.9	$11,558.8	8%

Segment Income
Life Sciences Solutions	$154.8	$132.6	17%
Analytical Instruments	554.6	525.7	5%
Specialty Diagnostics	758.1	595.3	27%
Laboratory Products and Services	912.4	875.7	4%

Subtotal Reportable Segments	2,379.9	2,129.3	12%

Cost of Revenues Charges	(55.6)	(72.6)
Selling, General and Administrative Costs, Net	(12.5)	(61.5)
Restructuring and Other Costs, Net	(82.1)	(96.5)
Amortization of Acquisition-related Intangible Assets	(747.6)	(647.9)

Consolidated Operating Income	$1,482.1	$1,250.8	18%

Reportable Segments Operating Income Margin	19.0%	18.4%

Consolidated Operating Income Margin	11.8%	10.8%

Income from the company’s reportable segments increased 12% to $2.38 billion in 2012 due primarily to profit on incremental sales from acquisitions and, to a lesser extent, existing businesses and productivity improvements offset in part by inflationary cost increases.

Life Sciences Solutions
(Dollars in millions)	2012	2011	Change

Revenues	$658.8	$608.4	8%

Operating Income Margin	23.5%	21.8%	1.7pt

Sales in the Life Sciences Solutions segment increased $50 million to $659 million in 2012. Sales increased $61 million (10%) due to higher revenues at existing businesses, offset in part by $10 million due to the unfavorable effects of currency translation and $1 million due to a disposition. The increase in revenue at existing businesses was primarily due to increased demand for biosciences products.

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations (continued)

Operating income margin was 23.5% in 2012 compared to 21.8% in 2011. Profit from productivity improvements, net of inflationary cost increases and, to a lesser extent, from incremental sales at existing businesses was offset in part by higher spending on commercial initiatives and unfavorable currency translation.

Analytical Instruments
(Dollars in millions)	2012	2011	Change

Revenues	$3,114.7	$2,885.7	8%

Operating Income Margin	17.8%	18.2%	(0.4)pt

Sales in the Analytical Instruments segment increased $229 million to $3.11 billion in 2012. The increase was due to acquisitions, including Dionex, and higher revenue at existing businesses, offset in part by the unfavorable effects of currency translation. Had Dionex and the company been combined from the beginning of 2011, revenues would have increased $54 million (2%) over pro forma 2011 revenues, including an increase of $111 million (4%) due to higher revenues at existing businesses and $7 million due to acquisitions, offset in part by $64 million due to the unfavorable effects of currency translation. The pro forma increase in revenue at existing businesses was primarily due to increased demand across the segment’s range of analytical instruments, offset in part by lower sales to customers in academic and government markets.

Operating income margin was 17.8% in 2012 compared to 18.2% in 2011. Higher spending on commercial initiatives and, to a lesser extent, unfavorable currency translation were offset in part by profit from productivity improvements, net of inflationary cost increases and incremental sales at existing businesses.

Specialty Diagnostics
(Dollars in millions)	2012	2011	Change

Revenues	$2,961.5	$2,470.1	20%

Operating Income Margin	25.6%	24.1%	1.5pt

Sales in the Specialty Diagnostics segment increased $492 million to $2.96 billion in 2012. The increase was due to acquisitions, including Phadia, and higher revenue at existing businesses, offset in part by the unfavorable effects of currency translation. Had Phadia and the company been combined from the beginning of 2011, revenues would have increased $118 million (4%) over pro forma 2011 revenues, including increases of $103 million (4%) due to higher revenues at existing businesses and $80 million due to other acquisitions, offset in part by $65 million due to the unfavorable effects of currency translation. The pro forma increase in revenue at existing businesses was primarily due to increased demand for clinical diagnostic products and, to a lesser extent, microbiology products.

Operating income margin was 25.6% in 2012 and 24.1% in 2011. The increase resulted primarily from the accretive Phadia acquisition and, to a lesser extent, productivity improvements, net of inflationary cost increases and profit on incremental sales at existing businesses. The increases were offset in part by higher spending on commercial initiatives.

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations (continued)

Laboratory Products and Services
(Dollars in millions)	2012	2011	Change

Revenues	$6,102.8	$5,884.1	4%

Operating Income Margin	15.0%	14.9%	0.1pt

Sales in the Laboratory Products and Services segment increased $219 million to $6.10 billion in 2012. Sales increased $74 million due to acquisitions. The unfavorable effects of currency translation resulted in a decrease in revenues of $90 million in 2012. In addition to the changes in revenue resulting from acquisitions and currency translation, revenues increased $235 million (4%) primarily due to increased demand for laboratory consumables and, to a lesser extent, clinical trial logistics services. The increase in demand was offset in part by lower sales of laboratory equipment, particularly to customers in academic and government markets.

Operating income margin was 15.0% in 2012 and 14.9% in 2011. The increase resulted from productivity improvements, net of inflationary cost increases, offset in part by lower sales of higher margin laboratory equipment and higher spending on commercial initiatives.

Other Expense, Net
The company reported other expense, net, of $213 million and $118 million in 2012 and 2011, respectively. The increase was primarily due to an increase of $66 million in interest expense related to the debt issued to fund the Phadia and Dionex acquisitions. In 2011, other items, net included a $28 million gain on currency exchange contracts associated with the Phadia acquisition and repayment of its multi-currency debt and an $18 million gain on the sale of an investment accounted for under the cost method, offset in part by $10 million of fees associated with short-term financing commitments to fund the Phadia acquisition.

Provision for Income Taxes
The company’s effective tax rates were 0.9% and 9.7% in 2012 and 2011, respectively. Due primarily to the non-deductibility of intangible asset amortization, the company’s cash payments for income taxes for its continuing operations were higher than its income tax expense for financial reporting purposes and totaled $331 million and $353 million in 2012 and 2011, respectively. The decrease in the effective tax rate was due in part to increased earnings in lower tax jurisdictions including the effect of the Phadia acquisition. The tax provision in 2012 was favorably affected by $53 million, or 4.1 percentage points, as a result of adjustments to deferred tax balances due to changes in tax rates, particularly a lower tax rate in Sweden. The tax provision in 2011 was unfavorably affected by $12 million, or 1.0 percentage points, as a result of adjustments to deferred tax balances due to changes in tax rates, offset in part by $8 million, or 0.7 percentage points, by the ability to use tax loss carryforwards as a result of the Phadia acquisition.

Discontinued Operations
The company placed its laboratory workstations business for sale in June 2012 and reclassified its accounts and results to discontinued operations for all periods presented. Revenues of the laboratory workstations business were $147 million in the 2012 period prior to the sale, compared to $180 million in 2011. The business incurred a pre-tax loss of $30 million in 2012 compared with a pre-tax loss of $6 million in 2011 due to inventory write-offs, higher manufacturing costs and restructuring and other transition costs associated with relocation of the business. In 2012, the company recorded after-tax charges aggregating $63 million as the loss on the divestiture. The business was sold in October 2012 for nominal proceeds.

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations (continued)

On April 4, 2011, the company sold, in separate transactions, its Athena Diagnostics business (Athena) for $740 million in cash and its Lancaster Laboratories business (Lancaster) for $180 million in cash and escrowed proceeds of $20 million, substantially all of which was received in October 2012. The sale of these businesses resulted in an after-tax gain of $304 million or $0.79 per diluted share. Revenues and operating income of the two businesses aggregated approximately $225 million and $60 million, respectively, in 2010. The results of both businesses have been included in the accompanying financial statements as discontinued operations for all periods presented.

Liquidity and Capital Resources
Consolidated working capital was $6.75 billion at December 31, 2013, compared with $2.74 billion at December 31, 2012. Included in working capital were cash, cash equivalents and short-term investments of $5.83 billion at December 31, 2013 and $810 million at December 31, 2012. The increase in working capital is primarily due to the issuance of $3.20 billion of long-term debt to fund the acquisition of Life Technologies and, to a lesser extent, earnings before amortization and depreciation and proceeds from the issuance of the company’s common stock under employees’ stock plans, offset in part by the payment of dividends and the repurchase of the company’s common stock.

2013
Cash provided by operating activities was $2.01 billion during 2013. Increases in accounts receivable and inventories used cash of $148 million and $72 million, respectively, primarily to support growth in sales. A decrease in other assets provided cash of $169 million primarily due to the timing of income tax refunds. An increase in accounts payable provided cash of $47 million, primarily due to higher inventory purchases. An increase in other liabilities provided cash of $163 million primarily due to the timing of payments for income taxes and incentive compensation. In 2013, the company paid fees to obtain bridge financing commitments and other transaction costs totaling $108 million related to the acquisition of Life Technologies. The company made cash contributions to its pension and postretirement benefit plans totaling $38 million during 2013. Cash payments for income taxes of continuing operations decreased to $230 million during 2013, compared with $331 million in the prior year, primarily related to refunds due from 2012. Payments for restructuring actions, principally severance costs and lease and other expenses of real estate consolidation, used cash of $69 million during 2013.

During 2013, the company’s primary investing activities were the purchase of $282 million of property, plant and equipment.
The company’s financing activities provided $3.31 billion of cash during 2013. To partially fund the acquisition of Life Technologies, the company issued $3.20 billion of senior notes. The company’s financing activities also included $230 million of proceeds from employee stock option exercises offset by the repurchase of $90 million of the company’s common stock and the payment of $216 million in cash dividends. On November 8, 2012, the Board of Directors authorized the repurchase of up to $1.00 billion of the company’s common stock beginning January 1, 2013. At December 31, 2013, $910 million was available for future repurchases of the company’s common stock under this authorization. In connection with the acquisition of Life Technologies, the company suspended repurchases of its common stock at the end of the first quarter of 2013.

As of December 31, 2013, the company’s short-term debt totaled $988 million, including $250 million of commercial paper obligations and $706 million of senior notes, due in 2014. The company has a revolving credit facility with a bank group that provides up to $1.50 billion of unsecured multi-currency revolving credit. If the company borrows under this facility, it intends to leave undrawn an amount equivalent to outstanding commercial paper to provide a source of funds in the event that commercial paper markets are not available. As of December 31, 2013, no borrowings were outstanding under the company’s revolving credit facility, although available capacity was reduced by approximately $43 million as a result of outstanding letters of credit.

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources (continued)

In January 2014, the company borrowed $5.00 billion under its Term Credit Facility and committed to make scheduled repayments through 2017. In addition, in January and February 2014, the company issued 34.9 million shares under equity forward and subscription agreements for aggregate proceeds of $2.94 billion. Proceeds from the Term Credit Facility and the equity forward agreements and cash on hand were used to fund the $13.6 billion cash purchase price of Life Technologies. The financial covenants of the Term Credit Facility and revolving credit facility require the company to maintain a Consolidated Leverage Ratio of debt to EBITDA (as defined in the agreements) below 5.5 to 1.0 during the first six months after the closing date of the Life Technologies Acquisition and decreasing, based on the passage of time, to 3.5 to 1.0, after 18 months. The company must also maintain a minimum interest coverage ratio of 3.0 to 1.0.

Approximately half of the company’s cash balances, aside from approximately $5.18 billion of cash held at year-end to fund the Life Technologies Acquisition, and cash flows from operations are from outside the U.S. The company uses its non-U.S. cash for needs outside of the U.S. including acquisitions and repayment of acquisition-related intercompany debt to the U.S. In addition, the company also transfers cash to the U.S. using non-taxable returns of capital as well as dividends where the related U.S. foreign tax credit equals or exceeds any tax cost arising from the dividends. As a result of using such means of transferring cash to the U.S., the company does not expect any adverse liquidity effects from its significant non-U.S. cash balances for the foreseeable future.

Of the company’s existing cash and short-term investments of $5.83 billion as of December 31, 2013, $5.18 billion was available to partially fund the acquisition of Life Technologies in February 2014. The company believes that the remaining balance of approximately $650 million and the company’s future cash flow from operations together with available borrowing capacity under its revolving credit agreement are sufficient to meet the cash requirements of its existing and Life Technologies businesses for the foreseeable future, including at least the next 24 months.

2012
Cash provided by operating activities was $2.04 billion during 2012. An increase in inventories used cash of $60 million, primarily to support growth in sales. An increase in other assets used cash of $100 million primarily related to the timing of tax refunds. An increase in other liabilities provided cash of $127 million, primarily due to the timing of payments for incentive compensation and income taxes. Cash payments for income taxes of continuing operations totaled $331 million during 2012. Payments for restructuring actions, principally severance costs and lease and other expenses of real estate consolidation, used cash of $64 million during 2012.

During 2012, the company’s primary investing activities included acquisitions and the purchase of property, plant and equipment. The company expended $1.08 billion for acquisitions and $315 million for purchases of property, plant and equipment. The company’s investing activities also included a $45 million increase in restricted cash to collateralize short-term borrowings in Asia. The company’s discontinued operations provided $59 million of cash, primarily tax benefits from the loss on sale of the laboratory workstations business and receipt of escrowed proceeds from the 2011 sale of Lancaster Laboratories.

The company’s financing activities used $918 million of cash during 2012, principally for the repurchase of $1.15 billion of the company’s common stock and to reduce commercial paper obligations by $849 million, offset in part by the issuance of $1.3 billion in senior notes. The company’s financing activities in 2012 also included the repayment of $355 million of long-term debt and the receipt of $254 million of proceeds from employee stock option exercises. Cash dividend payments totaled $142 million during 2012.

2011
Cash provided by operating activities was $1.69 billion during 2011. Increases in accounts receivable and inventories used cash of $101 million and $29 million, respectively, primarily to support growth in sales. An increase in other assets used cash of $137 million primarily due to the timing of tax refunds. An increase in accounts payable provided cash of $34 million, primarily due to higher inventory purchases. Payments for restructuring actions, principally severance costs and lease and other expenses of real estate consolidation, used cash of $69 million during 2011.

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources (continued)

During 2011, the company’s primary investing activities included acquisitions and the purchase of property, plant and equipment. The company expended $5.69 billion for acquisitions and $261 million for purchases of property, plant and equipment. The company’s continuing operations had cash proceeds from a divestiture of $14 million and the company’s discontinued operations had net cash proceeds of $746 million, primarily from the sale of Athena and Lancaster.

The company’s financing activities provided $3.55 billion of cash during 2011, principally $5.15 billion from the issuance of debt to fund acquisitions, offset in part by the repurchase of $1.34 billion of the company’s common stock. Following issuance of a redemption notice for the remaining $329 million principal outstanding of the company’s 3.25% Senior Subordinated Convertible Notes due 2024, all of the balance was converted or redeemed for a total cash outlay of $452 million. The company’s financing activities in 2011 also included $158 million of proceeds from employee stock option exercises.

Off-Balance Sheet Arrangements
The company did not use special purpose entities or other off-balance-sheet financing arrangements in 2011 - 2013 except for letters of credit, bank guarantees, a build-to-suit lease arrangement entered in 2012, surety bonds and other guarantees disclosed in the table or discussed below. Of the amounts disclosed in the table below for letters of credit, bank guarantees, surety bonds and other guarantees, $4.8 million relates to guarantees of the performance of third parties, principally in connection with businesses that were sold. The balance relates to guarantees of the company’s own performance, primarily in the ordinary course of business.

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources (continued)

Contractual Obligations and Other Commercial Commitments
The table below summarizes, by period due or expiration of commitment, the company’s contractual obligations and other commercial commitments as of December 31, 2013.
	Payments due by Period or Expiration of Commitment
(In millions)	2014	2015 and 2016	2017 and 2018	2019 and Thereafter	Total

Contractual Obligations and Other
Commercial Commitments
Debt principal, including short-term debt (a)	$981.0	$2,609.3	$1,401.1	$5,500.0	$10,491.4
Interest	324.1	560.4	436.1	1,145.5	2,466.1
Capital lease obligations	0.3	0.2	—	—	0.5
Operating lease obligations	106.5	131.7	62.0	54.2	354.4
Unconditional purchase obligations (b)	282.2	8.5	—	—	290.7
Letters of credit and bank guarantees	78.2	10.6	0.5	13.7	103.0
Surety bonds and other guarantees	47.3	5.5	—	—	52.8
Pension obligations on balance sheet	29.7	64.1	70.7	161.9	326.4
Asset retirement obligations	4.0	10.2	3.5	10.5	28.2
Acquisition-related contingent consideration accrued on balance sheet	2.1	2.8	0.2	—	5.1
Other (c)	1.1	—	—	—	1.1

	$1,856.5	$3,403.3	$1,974.1	$6,885.8	$14,119.7

(a)	Amounts represent the expected cash payments for debt and do not include any deferred issuance costs.
(b)
Unconditional purchase obligations include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable at any time without penalty.

(c)	Obligation represents funding commitments pursuant to investments held by the company.

The contractual obligation at December 31, 2013 to purchase Life Technologies for $13.6 billion plus the assumption of debt has been omitted from the above table. The acquisition was completed on February 3, 2014.

Reserves for unrecognized tax benefits of $134 million have not been included in the above table due to the inability to predict the timing of tax audit resolutions.
The company has no material commitments for purchases of property, plant and equipment but expects that for 2014, such expenditures for its existing and Life Technologies businesses will approximate $470 to $490 million.

THERMO FISHER SCIENTIFIC INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources (continued)

A guarantee of residual value under a build-to-suit lease arrangement for a facility that will be leased upon completion of construction has not been included in the above table due to the inability to predict if and when the guarantee may require payment. Upon completion of construction in 2014, a five-year lease will commence with options to purchase the facility or renew the lease for up to three 5-year terms. The residual value guarantee becomes operative at the end of the lease for up to a maximum of $58 million.

In disposing of assets or businesses, the company often provides representations, warranties and/or indemnities to cover various risks including, for example, unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste facilities, and unidentified tax liabilities and related legal fees. The company does not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, the company has no reason to believe that these uncertainties would have a material adverse effect on its financial position, annual results of operations or cash flows.

The company has recorded liabilities for known indemnifications included as part of environmental liabilities. See Item 1. Business – Environmental Matters for a discussion of these liabilities.

THERMO FISHER SCIENTIFIC INC.

INDEX OF CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

The following Consolidated Financial Statements of the Registrant and its subsidiaries are required to be included in Item 15:

The following Consolidated Financial Statement Schedule of the Registrant and its subsidiaries is filed as part of this Report as required to be included in Item 15(a):

Schedule II – Valuation and Qualifying Accounts	F-58

Note:
All other financial statement schedules are omitted because they are not applicable or not required, or because the required information is included in the consolidated financial statements or in the notes thereto.

THERMO FISHER SCIENTIFIC INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Thermo Fisher Scientific Inc.:
In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of Thermo Fisher Scientific Inc. and its subsidiaries at December 31, 2013 and December 31, 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing at Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Annual Report on Internal Control over Financial Reporting appearing under Item 9A of Thermo Fisher Scientific Inc.’s Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 27, 2014, except for the effects of Note 3 as to which the date is May 2, 2014

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED BALANCE SHEET

	December 31,	December 31,
(In millions)	2013	2012

Assets
Current Assets:
Cash and cash equivalents	$5,826.0	$805.6
Short-term investments, at quoted market value (cost of $4.6 and $4.8)	4.5	4.3
Accounts receivable, less allowances of $54.1 and $55.5	1,942.3	1,804.9
Inventories	1,494.5	1,443.3
Deferred tax assets	192.5	182.0
Other current assets	420.9	594.7

Total current assets	9,880.7	4,834.8

Property, Plant and Equipment, at Cost, Net	1,767.4	1,726.4

Acquisition-related Intangible Assets, Net	7,071.3	7,804.5

Other Assets	640.7	604.4

Goodwill	12,503.3	12,474.5

Total Assets	$31,863.4	$27,444.6

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED BALANCE SHEET (Continued)

	December 31,	December 31,
(In millions except share amounts)	2013	2012

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$987.7	$93.1
Accounts payable	691.5	641.4
Accrued payroll and employee benefits	432.0	388.0
Deferred revenue	198.9	196.5
Other accrued expenses	815.9	774.3

Total current liabilities	3,126.0	2,093.3

Deferred Income Taxes	1,609.9	2,047.2

Other Long-term Liabilities	771.8	808.2

Long-term Obligations	9,499.6	7,031.2

Commitments and Contingencies (Note 10)

Shareholders' Equity:
Preferred stock, $100 par value, 50,000 shares authorized; none issued
Common stock, $1 par value, 1,200,000,000 shares authorized; 369,598,265 and
413,491,691 shares issued	369.6	413.5
Capital in excess of par value	8,222.6	10,501.1
Retained earnings	8,753.3	7,697.3
Treasury stock at cost, 7,636,887 and 56,047,926 shares	(412.2)	(2,996.8)
Accumulated other comprehensive items	(77.2)	(150.4)

Total shareholders' equity	16,856.1	15,464.7

Total Liabilities and Shareholders' Equity	$31,863.4	$27,444.6

The accompanying notes are an integral part of these consolidated financial statements.

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED STATEMENT OF INCOME

	Year Ended
	December 31,	December 31,	December 31,
(In millions except per share amounts)	2013	2012	2011

Revenues
Product revenues	$11,215.2	$10,777.6	$9,896.6
Service revenues	1,875.1	1,732.3	1,662.2

Total revenues	13,090.3	12,509.9	11,558.8

Costs and Operating Expenses:
Cost of product revenues	6,309.6	6,101.3	5,733.4
Cost of service revenues	1,251.6	1,113.1	1,031.4
Selling, general and administrative expenses	3,446.3	3,354.9	3,106.5
Research and development expenses	395.5	376.4	340.2
Restructuring and other costs, net	77.7	82.1	96.5

Total costs and operating expenses	11,480.7	11,027.8	10,308.0

Operating Income	1,609.6	1,482.1	1,250.8
Other Expense, Net	(290.1)	(212.7)	(118.0)

Income from Continuing Operations Before Income Taxes	1,319.5	1,269.4	1,132.8
Provision for Income Taxes	(40.4)	(11.0)	(109.4)

Income from Continuing Operations	1,279.1	1,258.4	1,023.4
(Loss) Income from Discontinued Operations (net of income tax
(benefit) provision of ($0.5), ($10.8) and $1.2)	(0.7)	(19.2)	1.7
(Loss) Gain on Disposal of Discontinued Operations, Net (net
of income tax (benefit) provision of ($3.2), ($33.2) and $190.3)	(5.1)	(61.3)	304.8

Net Income	$1,273.3	$1,177.9	$1,329.9

Earnings per Share from Continuing Operations
Basic	$3.55	$3.46	$2.69
Diluted	$3.50	$3.43	$2.66

Earnings per Share
Basic	$3.53	$3.24	$3.49
Diluted	$3.48	$3.21	$3.46

Weighted Average Shares
Basic	360.3	363.8	380.8
Diluted	365.8	366.6	384.8

Cash Dividends Declared per Common Share	$.60	$.54	$—

The accompanying notes are an integral part of these consolidated financial statements.

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Year Ended
	December 31,	December 31,	December 31,
(In millions)	2013	2012	2011

Comprehensive Income
Net Income	$1,273.3	$1,177.9	$1,329.9

Other Comprehensive Items:
Currency translation adjustment	24.6	293.7	(340.8)
Unrealized gains on available-for-sale investments:
Unrealized holding gains arising during the period (net of tax
provision of $0.5, $0.1 and $1.1)	1.6	0.7	3.5
Reclassification adjustment for gains included in net income
(net of tax provision of $2.5, $0.0 and $0.0)	(8.0)	—	0.1
Unrealized gains and losses on hedging instruments:
Unrealized gain (loss) on hedging instruments (net of tax
provision (benefit) of $3.6, $0.0 and ($22.5))	5.8	—	(36.7)
Reclassification adjustment for losses included in net income
(net of tax benefit of $2.2, $2.0 and $0.8)	3.2	3.3	1.3
Pension and other postretirement benefit liability adjustment:
Pension and other postretirement benefit liability adjustments
arising during the period (net of tax provision (benefit) of $20.3, ($20.8) and ($38.0))	38.2	(53.0)	(72.4)
Amortization of net loss and prior service benefit
included in net periodic pension cost (net of tax benefit of $3.6, $2.4 and $1.1)	7.8	4.4	1.9

Total other comprehensive items	73.2	249.1	(443.1)

Comprehensive Income	$1,346.5	$1,427.0	$886.8

The accompanying notes are an integral part of these consolidated financial statements.

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended
	December 31,	December 31,	December 31,
(In millions)	2013	2012	2011

Operating Activities
Net Income	$1,273.3	$1,177.9	$1,329.9
Loss (income) from discontinued operations	0.7	19.2	(1.7)
Loss (gain) on disposal of discontinued operations	5.1	61.3	(304.8)

Income from continuing operations	1,279.1	1,258.4	1,023.4

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	999.9	983.7	859.6
Change in deferred income taxes	(472.8)	(301.6)	(123.1)
Non-cash stock-based compensation	90.9	78.2	80.0
Tax benefits from stock-based compensation awards	(48.8)	(22.7)	(16.9)
Non-cash charges for sale of inventories revalued at the date of acquisition	23.9	52.4	69.5
Other non-cash expenses, net	22.7	53.8	49.5
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions:
Accounts receivable	(147.9)	12.0	(101.2)
Inventories	(72.2)	(59.9)	(28.6)
Other assets	168.7	(100.3)	(136.8)
Accounts payable	47.0	10.0	33.8
Other liabilities	163.3	127.2	(7.3)
Contributions to retirement plans	(38.2)	(23.3)	(25.3)

Net cash provided by continuing operations	2,015.6	2,067.9	1,676.6
Net cash (used in) provided by discontinued operations	(4.9)	(28.4)	14.4

Net cash provided by operating activities	2,010.7	2,039.5	1,691.0

Investing Activities
Acquisitions, net of cash acquired	(11.4)	(1,083.4)	(5,690.3)
Purchase of property, plant and equipment	(282.4)	(315.1)	(260.9)
Proceeds from sale of property, plant and equipment	20.7	12.8	8.2
Proceeds from sale of investments	7.6	1.9	19.5
Proceeds from sale of businesses, net of cash divested	—	—	13.8
Decrease (increase) in restricted cash	4.0	(45.1)	—
Proceeds from derivative instruments related to Phadia acquisition	—	—	27.6
Other investing activities, net	(1.8)	(0.8)	(6.0)

Net cash used in continuing operations	(263.3)	(1,429.7)	(5,888.1)
Net cash provided by discontinued operations	—	58.8	745.9

Net cash used in investing activities	$(263.3)	$(1,370.9)	$(5,142.2)

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

	Year Ended
	December 31,	December 31,	December 31,
(In millions)	2013	2012	2011

Financing Activities
Net proceeds from issuance of long-term debt	$3,167.8	$1,282.1	$4,254.1
Increase (decrease) in commercial paper, net	199.9	(849.3)	899.3
Settlement of convertible debt	—	—	(452.0)
Redemption and repayment of long-term obligations	(1.0)	(354.5)	(1.4)
(Decrease) increase in short-term notes payable	(12.0)	24.0	9.2
Purchases of company common stock	(89.8)	(1,150.0)	(1,337.5)
Dividends paid	(216.2)	(142.2)	—
Net proceeds from issuance of company common stock	230.4	254.1	158.1
Tax benefits from stock-based compensation awards	48.8	22.7	16.9
Other financing activities, net	(17.9)	(4.6)	3.9

Net cash provided by (used in) financing activities	3,310.0	(917.7)	3,550.6

Exchange Rate Effect on Cash	(37.0)	38.4	(0.2)

Increase (Decrease) in Cash and Cash Equivalents	5,020.4	(210.7)	99.2
Cash and Cash Equivalents at Beginning of Period	805.6	1,016.3	917.1

Cash and Cash Equivalents at End of Period	$5,826.0	$805.6	$1,016.3

See Note 13 for supplemental cash flow information.

The accompanying notes are an integral part of these consolidated financial statements.

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

							Accumulated
			Capital in				Other	Total
	Common Stock		Excess of	Retained	Treasury Stock		Comprehensive	Shareholders'
(In millions)	Shares	Amount	Par Value	Earnings	Shares	Amount	Items	Equity

Balance at December 31, 2010	401.8	$401.8	$10,019.7	$5,386.4	10.4	$(490.5)	$43.6	$15,361.0

Issuance of shares under employees' and directors' stock plans	4.6	4.6	160.3	—	0.1	(9.1)	—	155.8
Settlement of convertible debt	—	—	(122.8)	—	—	—	—	(122.8)
Stock-based compensation	—	—	80.2	—	—	—	—	80.2
Tax benefit related to employees' and directors' stock plans	—	—	14.6	—	—	—	—	14.6
Purchases of company common stock	—	—	—	—	24.5	(1,337.5)	—	(1,337.5)
Net income	—	—	—	1,329.9	—	—	—	1,329.9
Other comprehensive items	—	—	—	—	—	—	(443.1)	(443.1)

Balance at December 31, 2011	406.4	$406.4	$10,152.0	$6,716.3	35.0	$(1,837.1)	$(399.5)	$15,038.1

Issuance of shares under employees' and directors' stock plans	7.1	7.1	254.7	—	0.2	(9.7)	—	252.1
Stock-based compensation	—	—	78.2	—	—	—	—	78.2
Tax benefit related to employees' and directors' stock plans	—	—	18.7	—	—	—	—	18.7
Purchases of company common stock	—	—	—	—	20.8	(1,150.0)	—	(1,150.0)
Dividends declared	—	—	—	(196.9)	—	—	—	(196.9)
Net income	—	—	—	1,177.9	—	—	—	1,177.9
Other comprehensive items	—	—	—	—	—	—	249.1	249.1
Other	—	—	(2.5)	—	—	—	—	(2.5)

Balance at December 31, 2012	413.5	$413.5	$10,501.1	$7,697.3	56.0	$(2,996.8)	$(150.4)	$15,464.7

Retirement of treasury shares	(50.0)	(50.0)	(2,647.7)	—	(50.0)	2,697.7	—	—
Issuance of shares under employees' and directors' stock plans	6.1	6.1	232.9	—	0.3	(23.3)	—	215.7
Stock-based compensation	—	—	90.9	—	—	—	—	90.9
Tax benefit related to employees' and directors' stock plans	—	—	46.6	—	—	—	—	46.6
Purchases of company common stock	—	—	—	—	1.3	(89.8)	—	(89.8)
Dividends declared	—	—	—	(217.3)	—	—	—	(217.3)
Net income	—	—	—	1,273.3	—	—	—	1,273.3
Other comprehensive items	—	—	—	—	—	—	73.2	73.2
Other	—	—	(1.2)	—	—	—	—	(1.2)

Balance at December 31, 2013	369.6	$369.6	$8,222.6	$8,753.3	7.6	$(412.2)	$(77.2)	$16,856.1

The accompanying notes are an integral part of these consolidated financial statements.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations
    Thermo Fisher Scientific Inc. (the company or Thermo Fisher) enables customers to make the world healthier, cleaner and safer by providing analytical instruments, equipment, reagents and consumables, software and services for research, manufacturing, analysis, discovery and diagnostics. Markets served include pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as environmental and industrial process control settings.

Principles of Consolidation
    The accompanying financial statements include the accounts of the company and its wholly and majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated. The company accounts for investments in businesses in which it has significant influence but not control (generally between 20% and 50% ownership) using the equity method.

Presentation
Certain reclassifications of prior year amounts have been made to conform to the current year presentation.
During 2013, the company determined that $45 million of cash that was restricted from withdrawal due to serving as collateral for short-term borrowings in Asia was included in its previously reported year-end 2012 cash balance. Presentation of this amount has been revised to other current assets from cash in the accompanying balance sheet as of December 31, 2012 to properly reflect the restriction on withdrawal. Cash used for investing activities in the accompanying cash flow statement for 2012 reflects an increase of $45 million from previously reported amounts for the increase in restricted cash as of December 31, 2012. The company has evaluated the impact of this revision, which had no impact on net income, net assets or cash flows from operations, and concluded it is immaterial to all prior period financial statements. Restricted cash totaled $49 million as of December 31, 2013 and was primarily classified as other current assets on the accompanying balance sheet. Of this amount, $36 million represented collateral for short-term borrowings in Asia.

Revenue Recognition and Accounts Receivable
    Revenue is recognized after all significant obligations have been met, collectability is probable and title has passed, which typically occurs upon shipment or delivery or completion of services. If customer-specific acceptance criteria exist, the company recognizes revenue after demonstrating adherence to the acceptance criteria. The company recognizes revenue and related costs for arrangements with multiple deliverables, such as equipment and installation, as each element is delivered or completed based upon its relative fair value. When a portion of the customer’s payment is not due until installation or other deliverable occurs, the company defers that portion of the revenue until completion of installation or transfer of the deliverable. Provisions for discounts, warranties, rebates to customers, returns and other adjustments are provided for in the period the related sales are recorded. Sales taxes, value-added taxes and certain excise taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenue.

    The company recognizes revenue from the sale of software. License fee revenues relate primarily to sales of perpetual licenses to end-users and are recognized when a formal agreement exists, the license fee is fixed and determinable, delivery of the software has occurred and collection is probable. Software arrangements with customers often include multiple elements, including software products, maintenance and support. The company recognizes software license fees based on the residual method after all elements have either been delivered or vendor specific objective evidence (VSOE) of fair value exists for such undelivered elements. In the event VSOE is not available for any undelivered element, revenue for all elements is deferred until delivery is completed. Revenues from software maintenance and support contracts are recognized on a straight-line basis over the term of the contract, which is generally a period of one year. VSOE of fair value of software maintenance and support is determined based on the price charged for the maintenance and support when sold separately. Revenues from training and consulting services are recognized as services are performed, based on VSOE, which is determined by reference to the price customers pay when the services are sold separately.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    Service revenues represent the company’s service offerings including clinical trial logistics, asset management, diagnostic testing, training, service contracts, and field service including related time and materials. Service revenues are recognized as the service is performed. Revenues for service contracts are recognized ratably over the contract period.

    Accounts receivable are recorded at the invoiced amount and do not bear interest. The company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to pay amounts due. The allowance for doubtful accounts is the company’s best estimate of the amount of probable credit losses in existing accounts receivable. The company determines the allowance based on the age of the receivable, the creditworthiness of the customer and any other information that is relevant to the judgment. Account balances are charged off against the allowance when the company believes it is probable the receivable will not be recovered. The company does not have any off-balance-sheet credit exposure related to customers.

The company records shipping and handling charges billed to customers in net sales and records shipping and handling costs in cost of product revenues for all periods presented.
    Deferred revenue in the accompanying balance sheet consists primarily of unearned revenue on service contracts, which is recognized ratably over the terms of the contracts. Substantially all of the deferred revenue in the accompanying 2013 balance sheet will be recognized within one year.

Warranty Obligations
The company provides for the estimated cost of standard product warranties, primarily from historical information, in cost of product revenues at the time product revenue is recognized. While the company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its component supplies, the company’s warranty obligation is affected by product failure rates, utilization levels, material usage, service delivery costs incurred in correcting a product failure and supplier warranties on parts delivered to the company. Should actual product failure rates, utilization levels, material usage, service delivery costs or supplier warranties on parts differ from the company’s estimates, revisions to the estimated warranty liability would be required. The liability for warranties is included in other accrued expenses in the accompanying balance sheet. Extended warranty agreements are considered service contracts which are discussed above. Costs of service contracts are recognized as incurred. The changes in the carrying amount of warranty obligations are as follows:

	Year Ended
	December 31,	December 31,
(In millions)	2013	2012

Beginning Balance	$48.7	$42.2
Provision charged to income	70.7	66.2
Usage	(70.9)	(59.3)
Adjustments to previously provided warranties, net	1.0	0.1
Other, net	0.3	(0.5)

Ending Balance	$49.8	$48.7

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Research and Development
The company conducts research and development activities to increase its depth of capabilities in technologies, software and services. Research and development costs include salaries and benefits, consultants, facilities related costs, material costs, depreciation and travel. Research and development costs are expensed as incurred.

Income Taxes
The company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

The financial statements reflect expected future tax consequences of uncertain tax positions that the company has taken or expects to take on a tax return presuming the taxing authorities’ full knowledge of the positions and all relevant facts, but without discounting for the time value of money (Note 7).

Earnings per Share
Basic earnings per share has been computed by dividing net income by the weighted average number of shares outstanding during the year. Except where the result would be antidilutive to income from continuing operations, diluted earnings per share has been computed using the treasury stock method for the convertible obligations, equity forward agreements and outstanding stock options and restricted units, as well as their related income tax effects (Note 8).

Cash and Cash Equivalents
Cash equivalents consists principally of money market funds, commercial paper and other marketable securities purchased with an original maturity of three months or less. These investments are carried at cost, which approximates market value.

Investments
The company’s marketable equity and debt securities that are part of its cash management activities are considered short-term investments in the accompanying balance sheet. Such securities principally represent available-for-sale investments. In addition, the company owns marketable equity securities that represent less than 20% ownership and for which the company does not have the ability to exert significant influence. Such investments are also considered available-for-sale. All available-for-sale securities are carried at fair market value, with the difference between cost and fair market value, net of related tax effects, recorded in the “accumulated other comprehensive items” component of shareholders’ equity (Notes 11 and 12). Decreases in fair market values of individual securities below cost are reviewed to determine if the unrealized loss is other than temporary. Decreases below cost for a duration of six to nine months are deemed indicative of other than temporary impairment, and the company assesses the need to write down the carrying amount of the investments to fair market value through other expense, net, in the accompanying statement of income. Should a decrease in the fair market value of debt securities be deemed attributable to non-credit loss conditions, however, no impairment is recorded in the statement of income if the company has the ability and intent to hold the investment to maturity.

Other investments for which there are not readily determinable market values are accounted for under the cost method of accounting. The company periodically evaluates the carrying value of its investments accounted for under the cost method of accounting, which provides that they are recorded at the lower of cost or estimated net realizable value. At December 31, 2013 and 2012, the company had cost method investments with carrying amounts of $13.7 million and $12.2 million, respectively, which are included in other assets.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Inventories
Inventories are valued at the lower of cost or market, cost being determined principally by the first-in, first-out (FIFO) method with certain of the company’s businesses utilizing the last-in, first-out (LIFO) method. The company periodically reviews quantities of inventories on hand and compares these amounts to the expected use of each product or product line. In addition, the company has certain inventory that is subject to fluctuating market pricing. The company assesses the carrying value of this inventory based on a lower of cost or market analysis. The company records a charge to cost of sales for the amount required to reduce the carrying value of inventory to net realizable value. Costs associated with the procurement of inventories, such as inbound freight charges, purchasing and receiving costs, and internal transfer costs, are included in cost of revenues in the accompanying statement of income. The components of inventories are as follows:

	December 31,	December 31,
(In millions)	2013	2012

Raw Materials	$347.4	$362.0
Work in Process	157.7	149.7
Finished Goods	989.4	931.6

	$1,494.5	$1,443.3

    The value of inventories maintained using the LIFO method was $197.0 million and $190.6 million at December 31, 2013 and 2012, respectively, which was below estimated replacement cost by $26.5 million and $25.1 million, respectively. The company recorded a reduction in cost of revenues as a result of the liquidation of LIFO inventories of $0.1 million, $0.3 million and $0.2 million in 2013, 2012 and 2011, respectively.

Property, Plant and Equipment
    Property, plant and equipment are recorded at cost. The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 25 to 40 years; machinery and equipment (including software), 3 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are eliminated from the accounts and the resulting gain or loss is reflected in the accompanying statement of income. Property, plant and equipment consists of the following:

	December 31,	December 31,
(In millions)	2013	2012

Land	$212.2	$216.6
Buildings and Improvements	821.0	805.5
Machinery, Equipment and Leasehold Improvements	2,047.9	1,829.9

	3,081.1	2,852.0
Less: Accumulated Depreciation and Amortization	1,313.7	1,125.6

	$1,767.4	$1,726.4

    Depreciation and amortization expense of property, plant and equipment including amortization of assets held under capital leases, was $236.8 million, $236.1 million and $211.7 million in 2013, 2012 and 2011, respectively.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Acquisition-related Intangible Assets
    Acquisition-related intangible assets include the costs of acquired customer relationships, product technology, patents, tradenames and other specifically identifiable intangible assets, and are being amortized using the straight-line method over their estimated useful lives, which range from 3 to 20 years. In addition, the company has tradenames and in-process research and development that have indefinite lives and which are not amortized. The company reviews intangible assets for impairment when indication of potential impairment exists, such as a significant reduction in cash flows associated with the assets. Intangible assets with indefinite lives are reviewed for impairment annually or whenever events or changes in circumstances indicate they may be impaired. Acquisition-related intangible assets are as follows:

	December 31, 2013			December 31, 2012
		Accumulated			Accumulated
(In millions)	Gross	Amortization	Net	Gross	Amortization	Net

Continuing Operations:
Definite Lives:
Customer relationships	$6,738.2	$(2,771.2)	$3,967.0	$7,047.0	$(2,617.6)	$4,429.4
Product technology	2,530.8	(1,187.0)	1,343.8	2,512.9	(958.6)	1,554.3
Tradenames	816.0	(395.4)	420.6	807.8	(330.5)	477.3
Patents	20.0	(19.7)	0.3	19.7	(19.2)	0.5
Other	16.8	(14.9)	1.9	15.7	(13.3)	2.4

	10,121.8	(4,388.2)	5,733.6	10,403.1	(3,939.2)	6,463.9

Indefinite Lives:
Tradenames	1,326.9	—	1,326.9	1,326.9	—	1,326.9
In-process research and development	10.8	—	10.8	13.7	—	13.7

	1,337.7	—	1,337.7	1,340.6	—	1,340.6

	$11,459.5	$(4,388.2)	$7,071.3	$11,743.7	$(3,939.2)	$7,804.5

    The estimated future amortization expense of acquisition-related intangible assets with definite lives is as follows:

(In millions)

2014	$737.1
2015	722.1
2016	683.7
2017	677.3
2018	624.9
2019 and thereafter	2,288.5

$5,733.6

    Amortization of acquisition-related intangible assets in continuing operations was $763.1 million, $747.6 million and $647.9 million in 2013, 2012 and 2011, respectively and for discontinued operations was $4.2 million in 2011.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other Assets
Other assets in the accompanying balance sheet include deferred tax assets, investments in joint ventures, cash surrender value of life insurance, deferred debt issuance costs, insurance recovery receivables related to product liability matters, pension assets, cost-method investments, notes receivable, capitalized catalog costs and other assets.

    The company owns 49% - 50% non-controlling interests in two joint ventures and records its pro rata share of the joint ventures’ results in other expense, net, in the accompanying statement of income, using the equity method of accounting. The joint ventures were formed to combine the company’s capabilities with those of businesses contributed by the respective joint venture partners in the fields of integrated response technology services and disposable laboratory glass products. The results of the joint ventures were not material for any period presented. The company made purchases of products for resale from the glass products joint venture totaling $46.6 million, $48.3 million and $45.1 million in 2013, 2012 and 2011, respectively.

Goodwill
    The company assesses the realizability of goodwill annually and whenever events or changes in circumstances indicate it may be impaired. Such events or circumstances generally include the occurrence of operating losses or a significant decline in earnings associated with one or more of the company’s reporting units. The company estimates the fair value of its reporting units by using forecasts of discounted future cash flows and peer market multiples. When an impairment is indicated, any excess of carrying value over the implied fair value of goodwill is recorded as an operating loss. The company completed annual tests for impairment at November 1, 2013 and November 2, 2012, and determined that goodwill was not impaired.

    The changes in the carrying amount of goodwill by segment are as follows:

(In millions)	Life Sciences Solutions	Analytical Instruments	Specialty Diagnostics	Laboratory Products and Services	Total

Balance at December 31, 2011	$265.7	$2,737.5	$3,870.6	$5,099.5	$11,973.3
Acquisitions	—	15.6	273.5	81.1	370.2
Finalization of purchase price allocations for 2011 acquisitions	—	(0.9)	(3.4)	—	(4.3)
Revision to goodwill allocable to discontinued operations	—	—	—	13.1	13.1
Currency translation	2.0	8.0	106.7	6.0	122.7
Other	17.8	(1.2)	(18.2)	1.1	(0.5)

Balance at December 31, 2012	285.5	2,759.0	4,229.2	5,200.8	12,474.5
Finalization of purchase price allocations for 2012 acquisitions	—	(0.1)	0.5	—	0.4
Currency translation	6.9	3.7	28.3	(6.4)	32.5
Other	—	(1.2)	0.1	(3.0)	(4.1)

Balance at December 31, 2013	$292.4	$2,761.4	$4,258.1	$5,191.4	$12,503.3

    In 2012, the company reduced its earlier estimate of goodwill allocable to discontinued operations by $13.1 million, based on the actual selling price of the business.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Asset Retirement Obligations
The company reviews legal obligations associated with the retirement of long-lived assets that result from contractual obligations or the acquisition, construction, development and/or normal use of the assets. If it is determined that a legal obligation exists, regardless of whether the obligation is conditional on a future event, the fair value of the liability for an asset retirement obligation is recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset, and this additional carrying amount is depreciated over the life of the asset. The difference between the gross expected future cash outflow and its present value is accreted over the life of the related lease as interest expense. At December 31, 2013 and 2012, the company had recorded asset retirement obligations of $28.2 million and $28.3 million, respectively, which are primarily included in other long-term liabilities in the accompanying balance sheet.

Loss Contingencies
Accruals are recorded for various contingencies, including legal proceedings, environmental, workers’ compensation, product, general and auto liabilities, self-insurance and other claims that arise in the normal course of business. The accruals are based on management’s judgment, historical claims experience, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel and actuarial estimates. Additionally, the company records receivables from third-party insurers up to the amount of the loss when recovery has been determined to be probable. Liabilities acquired in acquisitions have been recorded at their fair value and, as such, were discounted to their present value at the dates of acquisition.

Advertising
The company records advertising costs as expenses as incurred, except for certain direct-response advertising, which is capitalized and amortized on a straight-line basis over its expected period of future benefit, generally one to three years. The company has capitalized advertising costs of $4.4 million and $1.9 million at December 31, 2013 and 2012, respectively, included in other assets in the accompanying balance sheet. Direct-response advertising consists of external catalog production and mailing costs, and amortization begins on the date the catalogs are first mailed. Advertising expense, which includes amortization of capitalized direct-response advertising, as described above, was $33.2 million, $39.5 million and $29.6 million in 2013, 2012 and 2011, respectively. Included in advertising expense was catalog amortization of $4.1 million, $5.6 million and $7.2 million for 2013, 2012 and 2011, respectively.

Currency Translation
All assets and liabilities of the company’s non-U.S. subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year. Resulting translation adjustments are reflected in the “accumulated other comprehensive items” component of shareholders’ equity. Currency transaction gains and losses are included in the accompanying statement of income and in aggregate were net losses of $16.6 million, $11.0 million and $1.0 million in 2013, 2012 and 2011, respectively.

Derivative Contracts
The company is exposed to certain risks relating to its ongoing business operations including changes to interest rates, currency exchange rates and commodity prices. The company uses derivative instruments primarily to manage currency exchange and interest rate risks. The company recognizes derivative instruments as either assets or liabilities and measures those instruments at fair value. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the hedged item through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Derivatives that are not designated as hedges are recorded at fair value through earnings.

The company uses short-term forward and option currency-exchange contracts primarily to hedge certain balance sheet and operational exposures resulting from changes in currency exchange rates, predominantly intercompany loans and cash balances that are denominated in currencies other than the functional currencies of the respective operations. These contracts principally hedge transactions denominated in euro, British pounds sterling, Chinese yuan, Australian dollars, and Swedish krona. The company does not hold or engage in transactions involving derivative instruments for purposes other than risk management. As of December 31, 2013, the company had no outstanding foreign exchange contracts that were hedging anticipated purchases or sales.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Cash flow hedges. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. As of December 31, 2013 and 2012, the company had no outstanding derivative contracts that were accounted for as cash flow hedges.

Fair value hedges. For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item attributable to the hedged risk, are recognized in earnings. During 2011 and 2013, in connection with new debt issuances, the company entered into interest rate swap arrangements. The company includes the gain or loss on the hedged items (fixed-rate debt) in the same line item (interest expense) as the offsetting effective portion of the loss or gain on the related interest rate swaps.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In addition, significant estimates were made in estimating future cash flows to assess potential impairment of assets, and in determining the ultimate loss from selling discontinued operations and abandoning leases at facilities being exited (Note 14). Actual results could differ from those estimates.

Recent Accounting Pronouncements
In February 2013, the FASB issued new guidance which requires disclosure of information about significant reclassification adjustments from accumulated other comprehensive income in a single note or on the face of the financial statements. This guidance became effective for the company in 2013. Adoption of this standard, which is related to disclosure only, did not have an impact on the company’s consolidated financial position, results of operations or cash flows.

In July 2012, the FASB modified existing rules to allow entities to use a qualitative approach to test indefinite-lived intangible assets for impairment. The revised standard allows an entity the option to first assess qualitatively whether it is more likely than not (that is, a likelihood of more than 50 percent) that an indefinite-lived intangible asset is impaired. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not that the asset is impaired. This guidance became effective for the company in 2013. Adoption of this standard did not have an impact on the company’s consolidated financial position, results of operations or cash flows.

In December 2011, the FASB issued new guidance which requires enhanced disclosures on offsetting amounts within the balance sheet, including disclosing gross and net information about instruments and transactions eligible for offset or subject to a master netting or similar agreement. This guidance became effective for the company in 2013. Adoption of this standard, which is related to disclosure only, did not have an impact on the company’s consolidated financial position, results of operations or cash flows.

Note 2. Acquisitions and Dispositions
         The company’s acquisitions have historically been made at prices above the fair value of the acquired identifiable assets, resulting in goodwill, due to expectations of the synergies that will be realized by combining the businesses. These synergies include the elimination of redundant facilities, functions and staffing; use of the company’s existing commercial infrastructure to expand sales of the acquired businesses’ products; and use of the commercial infrastructure of the acquired businesses to cost-effectively expand sales of company products.

Acquisitions have been accounted for using the purchase method of accounting, and the acquired companies’ results have been included in the accompanying financial statements from their respective dates of acquisition. Acquisition transaction costs are recorded in selling, general and administrative expenses. The net assets acquired have been recorded based on estimates of fair value.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2013
On April 14, 2013, the company entered into an agreement to acquire Life Technologies Corporation for approximately $13.6 billion, plus the assumption of net debt at close ($1.5 billion) (the “Life Technologies Acquisition”). The transaction closed on February 3, 2014. Life Technologies provides innovative products and services to customers conducting scientific research and genetic analysis, as well as those in applied markets, such as forensics and food safety testing. Life Technologies’ revenues totaled $3.9 billion in 2013. The acquisition of Life Technologies extends customer reach and broadens the company’s offerings in biosciences; genetic, medical and applied sciences; and bioproduction. At the time that the company agreed to acquire Life Technologies, it entered into a bridge credit agreement and a term loan agreement (Note 9). The bridge credit agreement expired in December 2013 upon arrangement of permanent financing. The term loan agreement is a 3-year unsecured $5 billion term loan facility under which the company borrowed $5.00 billion in January 2014. In December 2013, the company issued $3.20 billion of senior notes (Note 9) and in January and February 2014, the company issued 34.9 million shares of its common stock for proceeds of $2.94 billion through equity forward arrangements (Note 11) to partially fund the acquisition. Beginning on the acquisition date, Life Technologies will be reported in a new segment, Life Sciences Solutions, together with most of the company’s existing biosciences businesses. The purchase price allocation for the acquisition and pro forma financial information are not yet available.

During 2013, the company made contingent purchase price and post closing adjustment payments totaling $40 million for acquisitions completed prior to 2013. The contingent purchase price payments were contractually due to the sellers upon achievement of certain performance criteria at the acquired businesses.

2012
In September 2012, the Specialty Diagnostics segment acquired One Lambda, a provider of transplant diagnostics, for approximately $885 million, net of cash acquired, including related real estate and subject to a post-closing adjustment, plus up to $25 million of additional contingent consideration based upon the achievement of specified operating results in the year following the acquisition. The company recorded $13 million as the fair value of contingent consideration at the acquisition date and an additional $12 million as a charge to selling, general and administrative expense in 2013. The $25 million contingent purchase price obligation was paid in 2013. The acquisition of One Lambda enhances the segment’s presence in specialty in vitro diagnostics and adds new capabilities to the company’s transplant-testing workflow. Revenues of One Lambda were $182 million in 2011. The purchase price exceeded the fair value of the identifiable net assets and, accordingly, $274 million was allocated to goodwill, all of which is tax deductible.

In May 2012, the Laboratory Products and Services segment acquired Doe & Ingalls Management, LLC, a North Carolina-based channel for specialty production chemicals and provider of customized supply-chain services to the life sciences and microelectronics industries, for $175 million. The acquisition expands the segment’s products and services that address the production market. Revenues of Doe & Ingalls totaled approximately $110 million in 2011. The purchase price exceeded the fair value of the identifiable net assets and, accordingly, $81 million was allocated to goodwill, $53 million of which is tax deductible.

In addition, in 2012, the Analytical Instruments segment acquired a manufacturer and supplier of radioactive isotope identifiers, x-ray and gamma-ray detectors and spectroscopy systems used to detect radioactive and other nuclear materials in security and environmental settings and a manufacturer of miniature NMR spectrometers. The Specialty Diagnostics segment acquired a business that holds proprietary technology for tests to diagnose pre-eclampsia and eclampsia. The aggregate consideration for these acquisitions was $25 million plus contingent consideration of up to $15 million.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The company made contingent purchase price and post closing adjustment payments totaling $6 million in 2012, for acquisitions completed prior to 2012. The contingent purchase price payments were contractually due to the sellers upon achievement of certain performance criteria at the acquired businesses.

    The components of the purchase price and net assets acquired for 2012 acquisitions, as revised in 2013 for finalization of the valuation process are as follows:

(In millions)	One Lambda	Doe & Ingalls	Other	Total

Purchase Price
Cash paid	$886.3	$174.9	$25.4	$1,086.6
Fair value of contingent consideration	13.1	1.5	5.3	19.9
Cash acquired	(1.3)	—	—	(1.3)

	$898.1	$176.4	$30.7	$1,105.2

Net Assets Acquired
Current assets	$110.2	$21.9	$2.1	$134.2
Property, plant and equipment	30.2	11.6	0.1	41.9
Intangible assets:
Customer relationships	330.7	68.1	3.2	402.0
Product technology	172.5	1.1	13.9	187.5
Tradenames and other	17.2	16.8	—	34.0
Goodwill	274.0	81.1	15.5	370.6
Other assets	—	0.5	—	0.5
Liabilities assumed	(36.7)	(24.7)	(4.1)	(65.5)

	$898.1	$176.4	$30.7	$1,105.2

            The weighted average amortization periods for intangible assets acquired in 2012 are 13 years for customer relationships, 11 years for product technology and 13 years for tradenames and other. The weighted average amortization period for all intangible assets in the above table is 13 years.

2011
In August 2011, the Specialty Diagnostics segment completed the acquisition of the Phadia group, a global leader in allergy and autoimmunity diagnostics, headquartered in Sweden, for a total purchase price of $3.54 billion, net of cash acquired, including the repayment of $2.14 billion of indebtedness owed by Phadia to the seller and third-party lenders. Phadia develops, manufactures and markets complete blood-test systems to support the clinical diagnosis and monitoring of allergy and autoimmune diseases. Phadia has been a pioneer in bringing new allergy diagnostic tests to market and is a global leader for in vitro allergy diagnostics and a European leader in autoimmunity diagnostics. Phadia’s revenues in 2010 totaled €367 million (approximately $525 million based on exchange rates at the time of the acquisition agreement announcement). The purchase price exceeded the fair value of the identifiable net assets and, accordingly, $1.81 billion was recorded as goodwill, substantially none of which is tax deductible.

In May 2011, the Analytical Instruments segment completed the acquisition of Dionex Corporation, a leading manufacturer and marketer of chromatography systems, for a total purchase price of $2.03 billion, net of cash acquired. Dionex, headquartered in Sunnyvale, California, is a global leader in the manufacturing and marketing of ion and liquid chromatography and sample preparation systems, consumables, and software for chemical analysis. Dionex systems are used worldwide in environmental analysis and by the life sciences, chemical, petrochemical, food and beverage, power generation, and electronics industries. Their expertise in applications and instrumentation helps analytical scientists to evaluate and develop pharmaceuticals, establish environmental regulations, and produce better industrial products. Revenues of Dionex totaled $420 million in its fiscal year ended June 30, 2010. The purchase price exceeded the fair value of the identifiable net assets and, accordingly, $1.32 billion was recorded as goodwill, substantially none of which is tax deductible.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In addition, in 2011, the Laboratory Products and Services segment acquired a U.S.-based manufacturer of clinical and diagnostic assays and platforms for rapid and sensitive protein biomarker analysis; a U.K.-based provider of single-use plastic products serving the microbiology, life sciences and clinical markets and certain operating assets of a Singapore-based distributor of laboratory equipment and consumables. The Specialty Diagnostics segment also acquired a provider of microbiology solutions, including blood culture identification and antibiotic susceptibility testing products with operations in both the U.S. and U.K. The aggregate consideration paid for these acquisitions was $97 million, net of cash acquired. Separately, the company’s discontinued operations acquired a manufacturer of laboratory workstations and fume hoods for $8 million.

The company made contingent purchase price and post closing adjustment payments totaling $35 million in 2011, for acquisitions completed prior to 2011. The contingent purchase price payments were contractually due to the sellers upon achievement of certain performance criteria at the acquired businesses.

    The components of the purchase price and net assets acquired for 2011 acquisitions, as revised in 2012 for finalization of the valuation process are as follows:

(In millions)	Phadia	Dionex	Other	Total

Purchase Price
Cash paid	$3,655.2	$2,140.8	$98.1	$5,894.1
Debt assumed	0.3	3.2	—	3.5
Fair value of contingent consideration	—	—	1.4	1.4
Cash acquired	(117.2)	(114.9)	(0.9)	(233.0)

	$3,538.3	$2,029.1	$98.6	$5,666.0

Net Assets Acquired
Current assets	$328.1	$227.8	$25.0	$580.9
Property, plant and equipment	150.2	87.8	29.0	267.0
Intangible assets:
Customer relationships	956.8	495.3	17.6	1,469.7
Product technology	696.3	350.2	20.0	1,066.5
In-process research and development	—	18.3	—	18.3
Tradenames and other	132.6	35.7	3.6	171.9
Goodwill	1,813.6	1,317.8	30.2	3,161.6
Other assets	67.9	3.1	1.2	72.2
Liabilities assumed	(607.2)	(506.9)	(28.0)	(1,142.1)

	$3,538.3	$2,029.1	$98.6	$5,666.0

    The weighted average amortization periods for intangible assets acquired in 2011 are 14 years for customer relationships, 11 years for product technology and 14 years for tradenames and other. The weighted average amortization period for all intangible assets in the above table is 13 years.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited Pro Forma Information
The company acquired One Lambda in September 2012. Had the acquisition of One Lambda been completed as of the beginning of 2011, the company’s pro forma results for 2012 would have been as follows:

(In millions except per share amounts)	2012

Revenues	$12,643.0

Income from Continuing Operations	$1,280.6

Net Income	$1,200.0

Earnings per Share from Continuing Operations:
Basic	$3.52
Diluted	$3.49

Earnings per Share:
Basic	$3.30
Diluted	$3.27

    The company’s results would not have been materially different from its pro forma results had the company’s other 2012 acquisitions occurred at the beginning of 2011.

Dispositions
    In December 2013, the company entered an agreement to sell its sera and media, gene modulation and magnetic beads businesses to GE Healthcare for approximately $1.06 billion. The businesses fall principally in the Life Sciences Solutions segment. Divestiture of these businesses was a condition to obtaining antitrust approval for the Life Technologies Acquisition. As of December 31, 2013, the agreement to sell the businesses was contingent on, among other things, obtaining antitrust approval for the acquisition of Life Technologies. That approval was obtained in January 2014 at which time these businesses were designated as held for sale. Revenues and operating income in 2013 of the businesses to be sold were approximately $250 million and $80 million, respectively. The sale is subject to additional regulatory approvals and other customary closing conditions.

    The assets and liabilities of the businesses to be sold were as follows at December 31, 2013:

December 31,
(In millions)	2013

Current Assets	$83.8
Long-term Assets	241.2
Current Liabilities	8.2
Long-term Liabilities	55.2

    In October 2012, the company sold its laboratory workstations business and in April 2011, the company sold its Athena Diagnostics business and its Lancaster Laboratories business (see Note 15). In May 2011, the company sold a manufacturer of heating equipment for $14 million and recorded a pre-tax loss on the sale of $3 million, included in restructuring and other costs, net. Operating results of the business were not material.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3.         Business Segment and Geographical Information

With the completion of the Life Technologies Acquisition, the company established a new reporting segment, called Life Sciences Solutions. Effective January 1, 2014, the company’s financial performance is reported in four segments reflecting the following changes:

•	The new Life Sciences Solutions segment consists of the majority of the former Life Technologies businesses and Thermo Fisher biosciences businesses.

•	Thermo Fisher’s global chemicals business has moved from the Biosciences business in the Analytical Technologies segment to the Laboratory Products and Services segment.

•	Thermo Fisher’s Analytical Technologies segment has been renamed the Analytical Instruments segment to reflect the transfer of the biosciences businesses to other segments, as mentioned above.

•	Two small specialty diagnostics businesses within Life Technologies have become part of the Specialty Diagnostics segment.

    Prior period segment information has been reclassified to reflect these transfers. As Life Technologies was acquired on February 3, 2014, its results are not included in the periods reported herein. A description of each segment follows.

Life Sciences Solutions: provides a portfolio of reagents, instruments and consumables used in biological and medical research, discovery and production of new drugs and vaccines as well as diagnosis of disease. These products and services are used by customers in life science research, drug discovery and diagnostics markets.

Analytical Instruments: provides a broad offering of instruments, consumables, software and services that are used for a range of applications in the laboratory, on the production line and in the field. These products and services are used by customers in pharmaceutical, biotechnology, academic, government, environmental and other research and industrial markets, as well as the clinical laboratory.

Specialty Diagnostics: provides a wide range of diagnostic test kits, reagents, culture media, instruments and associated products used to increase the speed and accuracy of diagnoses. These products are used primarily by customers in healthcare, clinical, pharmaceutical, industrial and food safety laboratories.

Laboratory Products and Services: provides virtually everything needed for the laboratory, including a combination of self-manufactured and sourced products and an extensive service offering. These products and services are used by customers in pharmaceutical, biotechnology, academic, government and other research and industrial markets, as well as the clinical laboratory.

The company’s management evaluates segment operating performance based on operating income before certain charges/credits to cost of revenues and selling, general and administrative expenses, principally associated with acquisition accounting; restructuring and other costs/income including costs arising from facility consolidations such as severance and abandoned lease expense and gains and losses from the sale of real estate and product lines; and amortization of acquisition-related intangible assets. The company uses this measure because it helps management understand and evaluate the segments’ core operating results and facilitates comparison of performance for determining compensation.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Business Segment Information

(In millions)	2013	2012	2011

Revenues
Life Sciences Solutions	$712.5	$658.8	$608.4
Analytical Instruments	3,154.2	3,114.7	2,885.7
Specialty Diagnostics	3,191.7	2,961.5	2,470.1
Laboratory Products and Services	6,398.8	6,102.8	5,884.1
Eliminations	(366.9)	(327.9)	(289.5)

Consolidated revenues	13,090.3	12,509.9	11,558.8

Segment Income
Life Sciences Solutions (a)	169.7	154.8	132.6
Analytical Instruments (a)	558.7	554.6	525.7
Specialty Diagnostics (a)	863.7	758.1	595.3
Laboratory Products and Services (a)	960.4	912.4	875.7

Subtotal reportable segments (a)	2,552.5	2,379.9	2,129.3

Cost of revenues charges	(28.6)	(55.6)	(72.6)
Selling, general and administrative charges, net	(73.5)	(12.5)	(61.5)
Restructuring and other costs, net	(77.7)	(82.1)	(96.5)
Amortization of acquisition-related intangible assets	(763.1)	(747.6)	(647.9)

Consolidated operating income	1,609.6	1,482.1	1,250.8
Other expense, net (b)	(290.1)	(212.7)	(118.0)

Income from continuing operations before income taxes	$1,319.5	$1,269.4	$1,132.8

Depreciation
Life Sciences Solutions	$17.1	$16.8	$16.0
Analytical Instruments	41.2	42.5	39.0
Specialty Diagnostics	73.9	72.9	50.0
Laboratory Products and Services	104.6	103.9	106.7

Consolidated depreciation	$236.8	$236.1	$211.7

(a)
Represents operating income before certain charges to cost of revenues and selling, general and administrative expenses; restructuring and other costs, net; and amortization of acquisition-related intangibles.

(b)	The company does not allocate other expense, net to its segments.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In millions)	2013	2012	2011

Total Assets
Life Sciences Solutions	$1,115.5	$1,115.6	$1,029.9
Analytical Instruments	4,321.4	4,304.9	4,817.4
Specialty Diagnostics	9,086.0	9,841.0	8,319.6
Laboratory Products and Services	11,523.5	11,531.5	11,129.4
Corporate/Other (c)	5,817.0	651.6	1,537.4

Consolidated total assets	$31,863.4	$27,444.6	$26,833.7

Capital Expenditures
Life Sciences Solutions	$19.3	$26.9	$20.6
Analytical Instruments	33.5	42.0	45.9
Specialty Diagnostics	77.9	97.6	63.2
Laboratory Products and Services	94.7	112.6	118.7
Corporate/Other	57.0	36.0	12.5

Consolidated capital expenditures	$282.4	$315.1	$260.9

(c)	Corporate assets consist primarily of cash and cash equivalents, short-term investments, property and equipment at the company's corporate offices and assets of the discontinued operations.

Geographical Information

(In millions)	2013	2012	2011

Revenues (d)
United States	$6,617.0	$6,424.4	$6,023.9
China	896.6	735.8	559.6
Germany	758.6	681.5	698.3
United Kingdom	532.4	507.1	472.3
Other	4,285.7	4,161.1	3,804.7

	$13,090.3	$12,509.9	$11,558.8

Long-lived Assets (e)
United States	$892.9	$862.4	$797.9
United Kingdom	224.3	223.9	209.2
Germany	165.9	165.2	158.6
Other	484.3	474.9	445.6

	$1,767.4	$1,726.4	$1,611.3

(d)	Revenues are attributed to countries based on customer location.
(e)	Includes property, plant and equipment, net.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4.          Other Expense, Net

    The components of other expense, net, in the accompanying statement of income are as follows:

(In millions)	2013	2012	2011

Interest Income	$28.0	$25.2	$26.8
Interest Expense	(262.1)	(241.6)	(175.3)
Other Items, Net	(56.0)	3.7	30.5

	$(290.1)	$(212.7)	$(118.0)

Other Items, Net
In 2013, other items, net includes $74 million of charges related to amortization of fees paid to obtain bridge financing commitments related to the Life Technologies Acquisition offset in part by $5 million of gains from sales of equity investments. Additionally, the company irrevocably contributed appreciated available-for-sale investments that had a fair value of $27 million to two of its U.K. defined benefit plans, resulting in realization of a previously unrecognized gain of $11 million.

         In 2011, other items, net includes $28 million of gains on currency exchange contracts associated with the acquisition of Phadia and an $18 million gain on the sale of an equity investment accounted for under the cost method, offset in part by $10 million of fees associated with a short-term financing commitment to fund the Phadia acquisition.

Note 5. Stock-based Compensation Expense
         The company has stock-based compensation plans for its key employees, directors and others. These plans permit the grant of a variety of stock and stock-based awards, including restricted stock units, stock options or performance-based shares, as determined by the compensation committee of the company’s Board of Directors or for certain non-officer grants, by the company’s employee equity committee, which consists of its chief executive officer. The company generally issues new shares of its common stock to satisfy option exercises and restricted unit vestings. Grants of stock options and restricted units generally provide that in the event of both a change in control of the company and a qualifying termination of an option or unit holder’s employment, all options and service-based restricted unit awards held by the recipient become immediately vested (unless an employment or other agreement with the employee provides for different treatment).

Compensation cost is based on the grant-date fair value and is recognized ratably over the requisite vesting period or to the date based on qualifying retirement eligibility, if earlier.
    The components of stock-based compensation expense are as follows:

(In millions)	2013	2012	2011

Stock Option Awards	$41.4	$39.3	$49.4
Restricted Unit Awards	49.5	38.9	30.6

Total Stock-based Compensation Expense	$90.9	$78.2	$80.0

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    Stock-based compensation expense is included in the accompanying statement of income as follows:

(In millions)	2013	2012	2011

Cost of Revenues	$7.1	$5.4	$5.7
Selling, General and Administrative Expenses	80.5	70.7	72.4
Research and Development Expenses	3.3	2.1	1.9

Total Stock-based Compensation Expense	$90.9	$78.2	$80.0

    The company has elected to recognize any excess income tax benefits from stock option exercises in capital in excess of par value only if an incremental income tax benefit would be realized after considering all other tax attributes presently available to the company. The company measures the tax benefit associated with excess tax deductions related to stock-based compensation expense by multiplying the excess tax deductions by the statutory tax rates. The company uses the incremental tax benefit approach for utilization of tax attributes. Tax benefits recognized in capital in excess of par value on the accompanying balance sheet were $46.6 million, $18.7 million and $14.6 million, respectively, in 2013, 2012 and 2011.

Stock Options
The company’s practice is to grant stock options at fair market value. Options vest over 3-5 years with terms of 7-10 years, assuming continued employment with certain exceptions. Vesting of the option awards is contingent upon meeting certain service conditions. The fair value of most option grants is estimated using the Black-Scholes option pricing model. For option grants that require the achievement of both service and market conditions, a lattice model is used to estimate fair value. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of the company’s stock. Historical data on exercise patterns is the basis for estimating the expected life of an option. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term which approximates the expected life assumed at the date of grant. The expected annual dividend rate was calculated by dividing the company’s annual dividend, based on the most recent quarterly dividend rate, by the closing stock price on the grant date. The compensation expense recognized for all stock-based awards is net of estimated forfeitures. Forfeitures are estimated based on an analysis of actual option forfeitures.

    The weighted average assumptions used in the Black-Scholes option pricing model are as follows:

	2013	2012	2011

Expected Stock Price Volatility	33%	34%	33%
Risk Free Interest Rate	0.7%	0.8%	1.7%
Expected Life of Options (years)	4.5	4.5	4.1
Expected Annual Dividend	0.8%	0.9%	0.0%

    The weighted average per share grant-date fair values of options granted during 2013, 2012 and 2011 were $19.84, $15.36 and $15.79, respectively. The total intrinsic value of options exercised during the same periods was $189.8 million, $125.4 million and $85.3 million, respectively. The intrinsic value is the difference between the market value of the shares on the exercise date and the exercise price of the option.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    A summary of the company’s option activity for the year ended December 31, 2013 is presented below:

			Weighted
			Average
		Weighted	Remaining	Aggregate
		Average	Contractual	Intrinsic
	Shares	Exercise	Term	Value (a)
	(in millions)	Price	(in years)	(in millions)

Outstanding at December 31, 2012	15.3	49.07
Granted	1.9	74.29
Exercised	(5.1)	44.79
Canceled / Expired	(0.6)	56.38

Outstanding at December 31, 2013	11.5	54.81	4.1

Vested and Unvested Expected to Vest at
December 31, 2013	11.1	54.47	4.1	$629.6

Exercisable at December 31, 2013	5.4	48.49	3.1	$336.8

(a)	Market price per share on December 31, 2013 was $111.35. The intrinsic value is zero for options with exercise prices above the market price.

    As of December 31, 2013, there was $63 million of total unrecognized compensation cost related to unvested stock options granted. The cost is expected to be recognized through 2017 with a weighted average amortization period of 2.2 years.

Restricted Share/Unit Awards
Awards of restricted units convert into an equivalent number of shares of common stock. The awards generally vest over 3-4 years, assuming continued employment, with some exceptions. Vesting of the awards is contingent upon meeting certain service conditions and may also be contingent upon meeting certain performance and/or market conditions. The fair market value of the award at the time of the grant is amortized to expense over the requisite service period of the award, which is generally the vesting period. Recipients of restricted units have no voting rights but are entitled to receive dividend equivalents. The fair value of service- and performance-based restricted unit awards is determined based on the number of units granted and the market value of the company’s shares on the grant date. For awards with market-based vesting conditions, the company uses a lattice model to estimate the grant-date fair value of the award.

A summary of the company’s restricted unit activity for the year ended December 31, 2013 is presented below:
	Units (in thousands)	Weighted Average Grant-Date Fair Value

Unvested at December 31, 2012	2,051	53.91
Granted	785	77.18
Vested	(840)	56.17
Forfeited	(149)	58.12

Unvested at December 31, 2013	1,847	62.43

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The total fair value of shares vested during 2013, 2012 and 2011 was $47.2 million, $23.0 million and $21.2 million, respectively.

    As of December 31, 2013, there was $65 million of total unrecognized compensation cost related to unvested restricted stock unit awards. The cost is expected to be recognized through 2017 with a weighted average amortization period of 2.0 years.

Employee Stock Purchase Plans
Qualifying employees are eligible to participate in an employee stock purchase plan sponsored by the company. Shares may be purchased under the program at 95% of the fair market value at the end of the purchase period and the shares purchased are not subject to a holding period. Shares are purchased through payroll deductions of up to 10% of each participating employee’s gross wages. The company issued 100,000, 151,000 and 139,000 shares, respectively, of its common stock for the 2013, 2012 and 2011 plan years, which ended on December 31.

Note 6. Pension and Other Postretirement Benefit Plans
401(k) Savings Plan and Other Defined Contribution Plans
The company’s 401(k) savings and other defined contribution plans cover the majority of the company’s eligible U.S. and certain non-U.S. employees. Contributions to the plans are made by both the employee and the company. Company contributions are based on the level of employee contributions. Company contributions to these plans are based on formulas determined by the company. In 2013, 2012 and 2011, the company charged to expense $87.3 million, $86.0 million and $79.4 million, respectively, related to its defined contribution plans.

Defined Benefit Pension Plans
    Employees of a number of the company’s non-U.S. and certain U.S. subsidiaries participate in defined benefit pension plans covering substantially all full-time employees at those subsidiaries. Some of the plans are unfunded, as permitted under the plans and applicable laws. The company also maintains postretirement healthcare programs at several acquired businesses where certain employees are eligible to participate. The costs of the postretirement healthcare programs are funded on a self-insured and insured-premium basis.

    The company recognizes the funded status of defined benefit pension and other postretirement benefit plans as an asset or liability. This amount is defined as the difference between the fair value of plan assets and the benefit obligation. The company is required to recognize as a component of other comprehensive income, net of tax, the actuarial gains/losses and prior service costs/credits that arise but were not previously required to be recognized as components of net periodic benefit cost. Other comprehensive income is adjusted as these amounts are later recognized in income as components of net periodic benefit cost.

When a company with a pension plan is acquired, any excess of projected benefit obligation over the plan assets is recognized as a liability and any excess of plan assets over the projected benefit obligation is recognized as an asset. The recognition of a new liability or a new asset results in the elimination of (a) previously existing unrecognized net gain or loss and (b) unrecognized prior service cost or credits.

The company funds annually, at a minimum, the statutorily required minimum amount as actuarially determined. During 2013, 2012 and 2011, the company made cash contributions of approximately $38.2 million, $23.3 million and $25.3 million, respectively. Additionally, in 2013 the company irrevocably contributed appreciated available-for-sale investments that had a fair value of $27 million to two of its U.K. defined benefit plans. Contributions to the plans included in the following table are estimated at between $30 and $40 million for 2014.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table provides a reconciliation of benefit obligations and plan assets of the company’s domestic and non-U.S. pension plans and postretirement benefit plans:
	Domestic Pension Benefits		Non-U.S. Pension Benefits		Postretirement Benefits
(In millions)	2013	2012	2013	2012	2013	2012

Change in Projected Benefit Obligations
Benefit Obligation at Beginning of Year	$490.0	$466.1	$831.0	$709.2	$42.0	$38.9
Business combinations	—	—	—	1.2	—	—
Service costs	—	—	19.5	11.8	0.6	0.7
Interest costs	19.0	20.4	29.0	30.7	1.7	1.8
Settlements and curtailments	—	—	(3.7)	(0.4)	—	—
Plan participants' contributions	—	—	3.5	3.4	1.2	1.3
Actuarial (gains) losses	(34.8)	26.9	(9.9)	79.7	(3.6)	1.6
Benefits paid	(25.0)	(23.4)	(26.2)	(24.8)	(2.4)	(2.7)
Currency translation and other	—	—	14.7	20.2	(0.8)	0.4

Benefit Obligation at End of Year	$449.2	$490.0	$857.9	$831.0	$38.7	$42.0

Change in Fair Value of Plan Assets
Fair Value of Plan Assets at Beginning of Year	$367.1	$344.3	$588.4	$524.2	$—	$—
Business combinations	—	—	—	0.2	—	—
Actual return on plan assets	31.8	45.7	33.4	46.0	—	—
Employer contribution	0.5	0.5	63.6	21.4	1.2	1.4
Plan participants' contributions	—	—	3.5	3.4	1.2	1.3
Benefits paid	(25.0)	(23.4)	(26.2)	(24.8)	(2.4)	(2.7)
Currency translation and other	—	—	8.0	18.0	—	—

Fair Value of Plan Assets at End of Year	$374.4	$367.1	$670.7	$588.4	$—	$—

Funded Status	$(74.8)	$(122.9)	$(187.2)	$(242.6)	$(38.7)	$(42.0)

Accumulated Benefit Obligation	$449.2	$490.0	$810.9	$788.7

Amounts Recognized in Balance Sheet
Non-current asset	$—	$—	$25.7	$0.7	$—	$—
Current liability	(0.6)	(0.6)	(4.6)	(4.4)	(2.0)	(2.0)
Non-current liability	(74.2)	(122.3)	(208.3)	(238.9)	(36.7)	(40.0)

Net amount recognized	$(74.8)	$(122.9)	$(187.2)	$(242.6)	$(38.7)	$(42.0)

Amounts Recognized in Accumulated Other Comprehensive Loss
Net actuarial loss	$132.7	$180.2	$123.8	$142.8	$0.7	$4.6
Prior service credits	—	—	(2.3)	(2.7)	(0.4)	(0.5)

Net amount recognized	$132.7	$180.2	$121.5	$140.1	$0.3	$4.1

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The actuarial assumptions used to compute the funded status for the plans are based upon information available as of December 31, 2013 and 2012 and are as follows:
	Domestic Pension Benefits		Non-U.S. Pension Benefits		Postretirement Benefits
	2013	2012	2013	2012	2013	2012

Weighted Average Assumptions Used to Determine Projected Benefit Obligations
Discount rate	4.75%	4.00%	3.91%	3.65%	4.75%	4.20%
Average rate of increase in employee compensation	4.00%	4.00%	3.21%	2.94%	—	—
Initial healthcare cost trend rate					7.01%	7.14%
Ultimate healthcare cost trend rate					5.45%	5.47%

The actuarial assumptions used to compute the net periodic pension benefit cost (income) are based upon information available as of the beginning of the year, as presented in the following table:
	Domestic Pension Benefits			Non-U.S. Pension Benefits
	2013	2012	2011	2013	2012	2011

Weighted Average Assumptions Used to Determine the Net Benefit Cost (Income)
Discount rate	4.00%	4.50%	5.25%	3.65%	4.37%	4.77%
Average rate of increase in employee compensation	4.00%	4.00%	4.00%	2.94%	3.23%	3.35%
Expected long-term rate of return on assets	7.00%	7.75%	7.75%	4.96%	5.17%	5.32%

The ultimate healthcare cost trend rates for the postretirement benefit plans are expected to be reached between 2018 and 2027.
    The discount rate reflects the rate the company would have to pay to purchase high-quality investments that would provide cash sufficient to settle its current pension obligations. The discount rate is determined based on a range of factors, including the rates of return on high-quality, fixed-income corporate bonds and the related expected duration of the obligations or, in certain instances, the company has used a hypothetical portfolio of high quality instruments with maturities that mirror the benefit obligation in order to accurately estimate the discount rate relevant to a particular plan.

The expected long-term rate of return on plan assets reflects the average rate of earnings expected on the funds invested, or to be invested, to provide for the benefits included in the projected benefit obligations. In determining the expected long-term rate of return on plan assets, the company considers the relative weighting of plan assets, the historical performance of total plan assets and individual asset classes and economic and other indicators of future performance. In addition, the company may consult with and consider the opinions of financial and other professionals in developing appropriate return benchmarks.

Asset management objectives include maintaining an adequate level of diversification to reduce interest rate and market risk and providing adequate liquidity to meet immediate and future benefit payment requirements.

The expected rate of compensation increase reflects the long-term average rate of salary increases and is based on historic salary increase experience and management’s expectations of future salary increases.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit cost in 2014 are as follows:
(In millions)	Domestic Pension Benefits	Non-U.S. Pension Benefits	Post- retirement Benefits

Net Actuarial Loss	$3.6	$4.3	$—
Net Prior Service Credit	—	(0.3)	(0.1)

	$3.6	$4.0	$(0.1)

The projected benefit obligation and fair value of plan assets for the company’s qualified and non-qualified pension plans with projected benefit obligations in excess of plan assets are as follows:

	Pension Plans
(In millions)	2013	2012

Pension Plans with Projected Benefit Obligations in Excess of Plan Assets
Projected benefit obligation	$988.3	$1,162.0
Fair value of plan assets	700.6	795.7

    The accumulated benefit obligation and fair value of plan assets for the company's qualified and non-qualified pension plans with accumulated benefit obligations in excess of plan assets are as follows:

	Pension Plans
(In millions)	2013	2012

Pension Plans with Accumulated Benefit Obligations in Excess of Plan Assets
Accumulated benefit obligation	$949.8	$1,120.2
Fair value of plan assets	697.7	793.1

The measurement date used to determine benefit information is December 31 for all plan assets and benefit obligations.
The net periodic pension benefit cost (income) includes the following components for 2013, 2012 and 2011:
	Domestic Pension Benefits			Non-U.S. Pension Benefits
(In millions)	2013	2012	2011	2013	2012	2011

Components of Net Benefit Cost (Income)
Service cost-benefits earned	$—	$—	$—	$19.5	$11.8	$13.7
Interest cost on benefit obligation	19.0	20.4	21.9	29.0	30.7	32.1
Expected return on plan assets	(24.3)	(28.1)	(29.4)	(29.0)	(27.3)	(27.8)
Amortization of actuarial net loss	5.2	3.6	1.5	6.3	3.3	1.6
Amortization of prior service benefit	—	—	—	(0.3)	(0.1)	—
Settlement/curtailment loss	—	—	—	0.1	—	—
Special termination benefit	—	—	—	1.1	0.5	0.9

Net periodic benefit cost (income)	$(0.1)	$(4.1)	$(6.0)	$26.7	$18.9	$20.5

The net periodic postretirement benefit cost was not material in 2013, 2012 or 2011.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    Expected benefit payments are estimated using the same assumptions used in determining the company’s benefit obligation at December 31, 2013. Benefit payments will depend on future employment and compensation levels, average years employed and average life spans, among other factors, and changes in any of these factors could significantly affect these estimated future benefit payments. Estimated future benefit payments during the next five years and in the aggregate for the five fiscal years thereafter, are as follows:

(In millions)	Domestic Pension Benefits	Non-U.S. Pension Benefits	Post- retirement Benefits

2014	$26.2	$27.7	$2.0
2015	26.5	28.4	2.0
2016	26.4	31.7	2.0
2017	29.7	32.9	1.9
2018	27.1	33.9	2.0
2019-2023	144.2	200.2	9.8

    A change in the assumed healthcare cost trend rate by one percentage point effective January 2013 would change the accumulated postretirement benefit obligation as of December 31, 2013 and the 2013 aggregate of service and interest costs, as follows:

(In millions)	Increase	Decrease

One Percentage Point
Effect on total of service and interest cost components	$0.4	$(0.3)
Effect on postretirement healthcare benefit obligation	6.1	(4.7)

Domestic Pension Plan Assets
The company’s overall objective is to manage the assets in a liability framework where investments are selected that are expected to have similar changes in fair value as the related liabilities will have upon changes in interest rates. The company invests in a portfolio of both return-seeking and liability-hedging assets, primarily through the use of institutional collective funds, to achieve long-term growth and to insulate the funded position from interest rate volatility. The strategic asset allocation uses a combination of risk controlled and index strategies in fixed income and global equities. The company also has a small portfolio (comprising less than 2% of invested assets) of private equity investments. The target allocations for the remaining investments are approximately 25% to funds investing in U.S. equities, including a sub-allocation of approximately 5% to real estate-related equities, approximately 15% to funds investing in international equities and approximately 60% to funds investing in fixed income securities. The portfolio maintains enough liquidity at all times to meet the near-term benefit payments.

Non-U.S. Pension Plan Assets
The company maintains specific plan assets for many of the individual pension plans outside the U.S. The investment strategy of each plan has been uniquely established based on the country specific standards and characteristics of the plans. Several of the plans have contracts with insurance companies whereby the market risks of the benefit obligations are borne by the insurance companies. When assets are held directly in investments, generally the objective is to invest in a portfolio of diversified assets with a variety of fund managers. For plans not currently managing the assets in a liability framework, the investments are substantially limited to funds investing in global equities and fixed income securities with the target asset allocations ranging from approximately 55% - 70% for equities and 30% - 45% for fixed income securities. For plans managing the assets in a liability framework, the investments also include hedge funds, multi-asset funds and derivative funds with the target asset allocations ranging from approximately 3% - 10% for equities, 40% - 55% for fixed income, 15% - 28% for hedge funds, 2% - 5% for multi-asset funds and 18% - 22% for funds holding derivatives. The derivatives held by the funds are primarily interest rate swaps intended to match the movements in the plan liabilities as well as equity futures in a synthetic equity fund which provide targeted exposure to equity markets without the fund holding individual equity positions. Each plan maintains enough liquidity at all times to meet the near-term benefit payments.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The fair values of the company’s plan assets at December 31, 2013 and 2012, by asset category are as follows:
	December 31,	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In millions)	2013	(Level 1)	(Level 2)	(Level 3)

Domestic Pension Plan Assets
U.S. equity funds	$87.9	$—	$87.9	$—
International equity funds	60.7	—	60.7	—
Fixed income funds	213.3	—	213.3	—
Private equity funds	7.0	—	—	7.0
Money market funds	5.5	—	5.5	—

Total Domestic Pension Plans	$374.4	$—	$367.4	$7.0

Non-U.S. Pension Plan Assets
Equity funds	$109.0	$55.4	$53.6	$—
Fixed income funds	252.3	22.4	229.9	—
Hedge funds	91.9	—	91.9	—
Multi-asset funds	15.7	—	15.7	—
Derivative funds	91.5	—	91.5	—
Insurance contracts	100.6	—	100.6	—
Cash / money market funds	9.7	9.5	0.2	—

Total Non-U.S. Pension Plans	$670.7	$87.3	$583.4	$—

	December 31,	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In millions)	2012	(Level 1)	(Level 2)	(Level 3)

Domestic Pension Plan Assets
U.S. equity funds	$105.1	$—	$105.1	$—
International equity funds	75.1	—	75.1	—
Fixed income funds	173.9	—	173.9	—
Private equity funds	6.6	—	—	6.6
Money market funds	6.4	—	6.4	—

Total Domestic Pension Plans	$367.1	$—	$360.5	$6.6

Non-U.S. Pension Plan Assets
Equity funds	$273.9	$52.6	$221.3	$—
Fixed income funds	213.3	20.5	192.8	—
Insurance contracts	94.6	—	94.6	—
Cash / money market funds	6.6	6.4	0.2	—

Total Non-U.S. Pension Plans	$588.4	$79.5	$508.9	$—

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    The tables above present the fair value of the company’s plan assets in accordance with the fair value hierarchy (Note 12). Certain pension plan assets are measured using net asset value per share (or its equivalent) and are reported as a level 2 investment above due to the company’s ability to redeem its investment either at the balance sheet date or within limited time restrictions. The fair value of the company’s private equity investments, which are classified as level 3 investments, are based on valuations provided by the respective funds. There was no significant activity within the Level 3 pension plan assets during the years presented.

Note 7. Income Taxes
The components of income from continuing operations before provision for income taxes are as follows:

(In millions)	2013	2012	2011

U.S.	$914.9	$908.5	$812.1
Non-U.S.	404.6	360.9	320.7

	$1,319.5	$1,269.4	$1,132.8

The components of the provision for income taxes of continuing operations are as follows:
(In millions)	2013	2012	2011

Current Income Tax Provision
Federal	$242.5	$160.5	$149.7
Non-U.S.	210.1	92.1	68.5
State	13.5	16.1	14.6

	466.1	268.7	232.8

Deferred Income Tax Provision (Benefit)
Federal	$(241.3)	$(40.8)	$(11.4)
Non-U.S.	(178.8)	(205.2)	(107.0)
State	(5.6)	(11.7)	(5.0)

	(425.7)	(257.7)	(123.4)

	$40.4	$11.0	$109.4

The income tax provision (benefit) included in the accompanying statement of income is as follows:
(In millions)	2013	2012	2011

Continuing Operations	$40.4	$11.0	$109.4
Discontinued Operations	(3.7)	(44.0)	191.5

	$36.7	$(33.0)	$300.9

    The company receives a tax deduction upon the exercise of non-qualified stock options by employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $46.6 million and $18.7 million of such benefits that have been allocated to capital in excess of par value in 2013 and 2012, respectively.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 35% to income from continuing operations before provision for income taxes due to the following:

(In millions)	2013	2012	2011

Provision for Income Taxes at Statutory Rate	$461.8	$444.3	$396.5

Increases (Decreases) Resulting From:
Foreign rate differential	(180.2)	(319.5)	(279.6)
Impact of change in tax laws and apportionment on deferred taxes	3.3	(53.7)	11.7
Income tax credits	(227.6)	(52.1)	(24.8)
Manufacturing deduction	(33.6)	(27.3)	(27.0)
State income taxes, net of federal tax	(3.8)	(8.6)	0.3
Nondeductible expenses	19.6	8.1	17.5
Provision (reversal) of tax reserves, net	(4.3)	14.8	0.6
Tax return reassessments and settlements	10.5	—	3.0
Other, net	(5.3)	5.0	11.2

	$40.4	$11.0	$109.4

    In 2013, non-U.S. subsidiaries of the company made cash and deemed distributions to the U.S. which resulted in no net tax cost. As a result of these distributions, the company generated U.S. foreign tax credits of $160 million, offset in part by additional U.S. income taxes of $56 million on the related foreign income which reduced the benefit from the foreign tax rate differential in 2013. In addition, the impact of tax law changes in certain foreign jurisdictions reduced the benefit from the foreign rate differential in 2013. The impact of change in tax laws and apportionment on deferred taxes in 2012 includes $55 million of benefit from a tax rate reduction enacted in Sweden.

Net deferred tax asset (liability) in the accompanying balance sheet consists of the following:
(In millions)	2013	2012

Deferred Tax Asset (Liability)
Depreciation and amortization	$(2,319.1)	$(2,543.9)
Net operating loss and credit carryforwards	690.7	486.6
Reserves and accruals	125.4	116.0
Accrued compensation	195.1	210.0
Inventory basis difference	61.2	67.4
Other capitalized costs	51.9	53.9
Unrealized losses on hedging instruments	14.7	21.0
Other, net	36.0	48.9

	(1,144.1)	(1,540.1)
Less: Valuation allowance	76.8	113.7

	$(1,220.9)	$(1,653.8)

    The company estimates the degree to which tax assets and loss carryforwards will result in a benefit based on expected profitability by tax jurisdiction and provides a valuation allowance for tax assets and loss and credit carryforwards that it believes will more likely than not expire unutilized. At December 31, 2013, all of the company’s valuation allowance relates to deferred tax assets for which any subsequently recognized tax benefits will reduce income tax expense.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

At December 31, 2013, the company had federal, state and non-U.S. net operating loss carryforwards of $130.2 million, $891.9 million and $1.89 billion, respectively. Use of the carryforwards is limited based on the future income of certain subsidiaries. The federal and state net operating loss carryforwards expire in the years 2014 through 2033. Of the non-U.S. net operating loss carryforwards, $303.8 million expire in the years 2014 through 2032, and the remainder do not expire. The company also had $203.0 million of federal foreign tax credit carryforwards as of December 31, 2013, which expire in the years 2014 through 2023.

A provision has not been made for U.S. or additional non-U.S. taxes on $5.97 billion of undistributed earnings of international subsidiaries that could be subject to taxation if remitted to the U.S. because the company plans to keep these amounts permanently reinvested overseas except for instances where the company can remit such earnings to the U.S. without an associated net tax cost. Determining the deferred tax liability that would arise if these earnings were remitted is not practicable.

Unrecognized Tax Benefits
As of December 31, 2013, the company had $134.2 million of unrecognized tax benefits which, if recognized, would reduce the effective tax rate.
A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:
(In millions)	2013	2012	2011

Balance at beginning of year	$164.8	$120.3	$62.1
Additions for tax positions of current year	12.6	20.5	43.2
Additions for tax positions of prior years	15.6	31.8	18.6
Reductions for tax positions of prior years	—	—	(2.1)
Closure of tax years	(7.2)	(7.8)	—
Settlements	(51.6)	—	(1.5)

	$134.2	$164.8	$120.3

The company expects that the unrecognized tax benefits will increase in the first quarter of 2014 as a result of the acquisition of Life Technologies.
During 2013, the company settled the IRS audit relating to the 2008 and 2009 tax years which resulted in a decrease in the company’s liability for unrecognized tax benefits of $8.9 million. The liability was also reduced by $21.0 million due to the company’s withdrawal of a U.S. court case relating to the 2001 to 2003 tax years. Additionally, in 2013, the company benefited from a favorable resolution of a court case in Sweden which resulted in a decrease in the liability for unrecognized tax benefits of $21.1 million. Of the total $21.1 million, $16.9 million reduced income tax expense. Of the total $134 million of liability, $5 million is classified as a current liability and the remainder is long-term.

During 2012, the statute of limitations on certain unrecognized tax benefits lapsed which resulted in a decrease in the liability for unrecognized tax benefits of $7.8 million, all of which reduced income tax expense.

During 2011, the company’s liability for unrecognized tax benefits increased primarily due to additional unrecognized tax benefits associated with the liquidation of a U.S. subsidiary, utilization of capital loss carryforwards and acquisitions.

In 2011, the company settled the IRS audit of a refund claim relating to the 2000 and 2001 tax years which resulted in a $1.5 million decrease in the liability for unrecognized tax benefits.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The company classified interest and penalties related to unrecognized tax benefits as income tax expense. The total amount of interest and penalties related to uncertain tax positions and recognized in the balance sheet as of December 31, 2013 and 2012 was $14.1 million and $10.9 million, respectively.

The company conducts business globally and, as a result, Thermo Fisher or one or more of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the company is subject to examination by taxing authorities throughout the world, including such major jurisdictions as Australia, Canada, China, Denmark, Finland, France, Germany, Italy, Japan, the United Kingdom and the United States. With few exceptions, the company is no longer subject to U.S. federal, state and local, or non-U.S., income tax examinations for years before 2010.

Note 8. Earnings per Share
(In millions except per share amounts)	2013	2012	2011

Income from Continuing Operations	$1,279.1	$1,258.4	$1,023.4
(Loss) Income from Discontinued Operations	(0.7)	(19.2)	1.7
(Loss) Gain on Disposal of Discontinued Operations, Net	(5.1)	(61.3)	304.8

Net Income	$1,273.3	$1,177.9	$1,329.9

Basic Weighted Average Shares	360.3	363.8	380.8
Plus Effect of:
Convertible debentures	—	—	0.6
Equity forward arrangement	1.8	—	—
Stock options and restricted units	3.7	2.8	3.4

Diluted Weighted Average Shares	365.8	366.6	384.8

Basic Earnings per Share:
Continuing operations	$3.55	$3.46	$2.69
Discontinued operations	(.02)	(.22)	.80

	$3.53	$3.24	$3.49

Diluted Earnings per Share:
Continuing operations	$3.50	$3.43	$2.66
Discontinued operations	(.02)	(.22)	.80

	$3.48	$3.21	$3.46

    Options to purchase 1.0 million, 7.2 million and 6.9 million shares of common stock were not included in the computation of diluted earnings per share for 2013, 2012 and 2011, respectively, because their effect would have been antidilutive.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Debt and Other Financing Arrangements
(Dollars in millions)	2013	2012

Commercial Paper	$250.0	$50.0
2.05% Senior Notes, Due 2014 (effective interest rate 1.09%)	300.0	300.0
3.25% Senior Notes, Due 2014 (effective interest rate 1.53%)	400.0	400.0
3.20% Senior Notes, Due 2015 (effective interest rate 1.56%)	450.0	450.0
5.00% Senior Notes, Due 2015 (effective interest rate 5.13%)	250.0	250.0
3.20% Senior Notes, Due 2016 (effective interest rate 3.21%)	900.0	900.0
2.25% Senior Notes, Due 2016 (effective interest rate 2.29%)	1,000.0	1,000.0
1.30% Senior Notes, Due 2017 (effective interest rate 0.99%)	900.0	—
1.85% Senior Notes, Due 2018 (effective interest rate 1.85%)	500.0	500.0
2.40% Senior Notes, Due 2019 (effective interest rate 2.44%)	900.0	—
4.70% Senior Notes, Due 2020 (effective interest rate 4.70%)	300.0	300.0
4.50% Senior Notes, Due 2021 (effective interest rate 4.58%)	1,000.0	1,000.0
3.60% Senior Notes, Due 2021 (effective interest rate 4.29%)	1,100.0	1,100.0
3.15% Senior Notes, Due 2023 (effective interest rate 3.21%)	800.0	800.0
4.15% Senior Notes, Due 2024 (effective interest rate 4.07%)	1,000.0	—
5.30% Senior Notes, Due 2044 (effective interest rate 5.30%)	400.0	—
Other	41.9	54.8

Total Borrowings at Par Value	10,491.9	7,104.8
Fair Value Hedge Accounting Adjustments	12.9	33.8
Unamortized Discount	(17.5)	(14.3)

Total Borrowings at Carrying Value	10,487.3	7,124.3
Less: Short-term Obligations and Current Maturities	987.7	93.1

Long-term Obligations	$9,499.6	$7,031.2

The effective interest rates for the fixed-rate debt include the stated interest on the notes, the accretion of any discount and, if applicable, adjustments related to hedging, as discussed below.
The annual repayment requirements for debt obligations are as follows:
(In millions)

2014	$981.3
2015	707.1
2016	1,902.4
2017	900.5
2018	500.6
2019 and thereafter	5,500.0

$10,491.9

See Note 12 for fair value information pertaining to the company’s long-term obligations.
Short-term obligations and current maturities of long-term obligations in the accompanying balance sheet included $280.0 million and $91.7 million at year-end 2013 and 2012, respectively, of commercial paper, short-term bank borrowings and borrowings under lines of credit of certain of the company’s subsidiaries. The weighted average interest rate for short-term borrowings was 0.58% and 1.01% at December 31, 2013 and 2012, respectively. In addition to available borrowings under the company’s revolving credit agreements, discussed below, the company had unused lines of credit of $60.8 million as of December 31, 2013. These unused lines of credit generally provide for short-term unsecured borrowings at various interest rates.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Credit Facilities
In 2013, the company entered a revolving credit facility with a bank group that provides for up to $1.50 billion of unsecured multi-currency revolving credit. The facility expires in July 2018. The agreement calls for interest at either a LIBOR-based rate or a rate based on the prime lending rate of the agent bank, at the company’s option. The agreement contains affirmative, negative and financial covenants, and events of default customary for financings of this type. The financial covenant requires the company to maintain a Consolidated Leverage Ratio of debt to EBITDA (as defined in the agreement) below 3.5 to 1.0 prior to the closing date of the Life Technologies Acquisition, below 5.5 to 1.0 during the first six months after the closing date of the Life Technologies Acquisition and decreasing, based on the passage of time, to 3.5 to 1.0, after 18 months and an Interest Coverage Ratio of EBITDA (as defined in the agreement) to interest expense below 3.0 to 1.0. The credit agreement permits the company to use the facility for working capital; acquisitions; repurchases of common stock, debentures and other securities; the refinancing of debt; and general corporate purposes. The credit agreement allows for the issuance of letters of credit, which reduces the amount available for borrowing. If the company borrows under this facility, it intends to leave undrawn an amount equivalent to outstanding commercial paper ($250 million at December 31, 2013) to provide a source of funds in the event that commercial paper markets are not available. As of December 31, 2013, no borrowings were outstanding under the facility, although available capacity was reduced by approximately $43 million as a result of outstanding letters of credit.

Commercial Paper Program
The company has a U.S. commercial paper program pursuant to which it may issue and sell unsecured, short-term promissory notes (CP Notes). Maturities may not exceed 397 days from the date of issue and the CP Notes rank pari passu with all of the company’s other unsecured and unsubordinated indebtedness. CP Notes are issued on a private placement basis under customary terms in the commercial paper market and are not redeemable prior to maturity nor subject to voluntary prepayment. CP Notes are issued at a discount from par, or, alternatively, are sold at par and bear varying interest rates on a fixed or floating basis. As of December 31, 2013, outstanding borrowings under this program were $250 million, with a weighted average remaining period to maturity of 12 days. The weighted average interest rate on the outstanding CP Notes as of December 31, 2013 was 0.47%.

Term Loan
In connection with the planned acquisition of Life Technologies, the company entered into a bridge credit agreement and a term loan agreement. The bridge credit agreement was a 364-day unsecured committed bridge facility which was terminated in December 2013 by the company upon securing long-term financing for the acquisition. The term loan agreement is a 3-year unsecured $5 billion term loan facility. In January 2014, the company borrowed $5.00 billion under the term loan facility to partially fund the acquisition. The term loan agreement calls for interest at either a LIBOR-based rate or a rate based on the prime lending rate of the agent bank, at the company’s option. The term loan agreement contains affirmative, negative and financial covenants, and events of default customary for financings of this type. The financial covenants require the company to maintain a Consolidated Leverage Ratio of debt to EBITDA (as defined in the agreements) below 5.5 to 1.0 during the first six months after the borrowing date and decreasing, based on the passage of time, to 3.5 to 1.0, beginning 18 months after the borrowing date. The company must also maintain a minimum interest coverage ratio of 3.0 to 1.0.

Senior Notes
Interest on each of the senior notes is payable semi-annually. Each of the notes may be redeemed at any time at a redemption price of 100% of the principal amount plus a specified make-whole premium plus accrued interest. The company is subject to certain affirmative and negative covenants under the indentures governing the senior notes, the most restrictive of which limits the ability of the company to pledge principal properties as security under borrowing arrangements.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Interest Rate Swap Arrangements
In December 2013, upon the issuance of $900 million principal amount of 1.30% Senior Notes due 2017, the company entered into LIBOR-based interest rate swap arrangements with various banks. The aggregate amount of the swaps is equal to the principal amount of the 1.30% Notes and the payment dates of the swaps coincide with the payment dates of the 1.30% Notes. The swap contracts provide for the company to pay a variable interest rate of one-month LIBOR plus a spread of 0.6616% (0.83% at December 31, 2013) and to receive a fixed rate of 1.30%. The variable interest rate resets monthly. The swaps have been accounted for as a fair value hedge of the 1.30% Notes. See Note 12 for additional information.

In August 2011, the company terminated its fixed to floating rate swap arrangements on its 2.15% Senior Notes due 2012, 2.05% Senior Notes due 2014, 3.25% Senior Notes due 2014 and 3.20% Senior Notes due 2015. These swap arrangements were accounted for as fair value hedges. As a result of terminating these arrangements, the company received $63 million (excluding accrued interest) in cash. The proceeds were recorded as part of the carrying value of the underlying debt, which will be amortized as a reduction of interest expense over the remaining terms of the respective debt instruments.

Cash Flow Hedge Arrangements
In 2013, prior to issuing the 4.15% Senior Notes due 2024, the company entered into interest rate swap agreements to mitigate the risk of interest rates rising prior to completion of a debt offering. Based on the company’s conclusion that a debt offering was probable as a result of near-term debt maturities and that such debt would carry semi-annual interest payments over a 10-year term, the swaps hedged the cash flow risk for each of the semi-annual fixed-rate interest payments on $700 million of principal amount of the planned 10-year fixed-rate debt issue. In December 2013, the company issued senior notes and terminated the swap arrangements. The company received $11 million at the termination of these agreements and recorded a gain of $1 million on the ineffective portion in other expense, net in the accompanying statement of income. The remaining favorable change in the fair value of the hedge upon termination (the effective portion) was $6 million, net of tax, and was classified as an increase to accumulated other comprehensive items within shareholder’s equity and is being amortized to interest expense over the term of the debt through 2024.

In 2011, prior to issuing the 3.60% Senior Notes due 2021, the company entered into hedging agreements (treasury locks) with several banks to mitigate the risk of interest rates rising prior to completion of a debt offering. Based on the company’s conclusion that a debt offering was probable and that such debt would carry semi-annual interest payments over a 10-year term, the agreements hedged the cash flow risk for each of the semi-annual fixed-rate interest payments on $850 million of principal amount of the 10-year fixed rate debt issue (or subsequent financings of such debt). The company paid $59 million at the termination of this agreement. The unfavorable change in the fair value of the hedge upon termination was $37 million, net of tax, and was classified as a reduction of accumulated other comprehensive items within shareholders’ equity and is being amortized to interest expense over the term of the debt through 2021.

3.25% Senior Subordinated Convertible Notes due 2024
During the first quarter of 2011 following issuance of a redemption notice by the company, holders of the company’s 3.25% Senior Subordinated Convertible Notes due 2024 exercised conversion rights for substantially all of the remaining $329 million principal outstanding. The balance not converted by holders was redeemed by the company. The company paid the principal and the premium due upon conversion/redemption in cash for a total outlay of $452 million. The premium was charged to capital in excess of par value when paid.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Commitments and Contingencies
Operating Leases
The company leases certain logistics, office, and manufacturing facilities. Income from continuing operations includes expense from operating leases of $127.9 million, $125.5 million and $125.3 million in 2013, 2012 and 2011, respectively. The following is a summary of annual future minimum lease and rental commitments under noncancelable operating leases as of December 31, 2013:

(In millions)

2014	$106.5
2015	80.2
2016	51.5
2017	36.2
2018	25.8
Thereafter	54.2

$354.4

Purchase Obligations
The company has entered into unconditional purchase obligations, in the ordinary course of business, that include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable at any time without penalty. The aggregate amount of the company’s unconditional purchase obligations totaled $290.7 million at December 31, 2013 and the majority of these obligations are expected to be settled during 2014.

Letters of Credit, Guarantees and Other Commitments
Outstanding letters of credit and bank guarantees totaled $103.0 million at December 31, 2013. Substantially all of these letters of credit and guarantees expire before 2020.
Outstanding surety bonds and other guarantees totaled $52.8 million at December 31, 2013. The expiration of these bonds and guarantees ranges through 2015.
The letters of credit, bank guarantees and surety bonds principally secure performance obligations, and allow the holder to draw funds up to the face amount of the letter of credit, bank guarantee or surety bond if the applicable business unit does not perform as contractually required. The outstanding letters of credit, bank guarantees and surety bonds disclosed above include $4.8 million for businesses that have been sold.

In connection with the sale of businesses of the company, the buyers have assumed certain contractual obligations of such businesses and have agreed to indemnify the company with respect to those assumed liabilities. In the event a third-party to a transferred contract does not recognize the transfer of obligations or a buyer defaults on its obligations under the transferred contract, the company could be liable to the third-party for such obligations. However, in such event, the company would be entitled to seek indemnification from the buyer.

The company has funding commitments totaling $1.1 million at December 31, 2013, related to investments it owns.
In 2012, the company entered into an off-balance sheet build-to-suit financing arrangement with a financial institution to fund construction of an operating facility in the U.S. Upon completion of construction in 2014, a five-year lease will commence with options to purchase the facility or renew the lease for up to three 5-year terms. The company has agreed with the lessor to comply with certain financial covenants consistent with its other debt arrangements (Note 9), and has guaranteed the facility’s residual value at the end of the lease, up to a maximum of $58 million.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Indemnifications
In conjunction with certain transactions, primarily divestitures, the company has agreed to indemnify the other parties with respect to certain liabilities related to the businesses that were sold or leased properties that were abandoned (e.g., retention of certain environmental, tax, employee and product liabilities). The scope and duration of such indemnity obligations vary from transaction to transaction. Where appropriate, an obligation for such indemnifications is recorded as a liability. Generally, a maximum obligation cannot be reasonably estimated. Other than obligations recorded as liabilities at the time of divestiture, historically the company has not made significant payments for these indemnifications.

In connection with the company’s efforts to reduce the number of facilities that it occupies, the company has vacated some of its leased facilities or sublet them to third parties. When the company sublets a facility to a third-party, it remains the primary obligor under the master lease agreement with the owner of the facility. As a result, if a third-party vacates the sublet facility, the company would be obligated to make lease or other payments under the master lease agreement. The company believes that the financial risk of default by sublessors is individually and in the aggregate not material to the company’s financial position or results of operations.

In connection with the sale of products in the ordinary course of business, the company often makes representations affirming, among other things, that its products do not infringe on the intellectual property rights of others and agrees to indemnify customers against third-party claims for such infringement. The company has not been required to make material payments under such provisions.

Litigation and Related Contingencies
    There are various lawsuits and claims pending against the company involving product liability, contract, commercial and other issues. In view of the company’s financial condition and the accruals established for these matters, management does not believe that the ultimate liability, if any, related to these matters will have a material adverse effect on the company’s financial condition, results of operations or cash flows.

The company establishes a liability that is an estimate of amounts needed to pay damages in the future for events that have already occurred. The accrued liabilities are based on management’s judgment as to the probability of losses for asserted and unasserted claims and, where applicable, actuarially determined estimates. The reserve estimates are adjusted as additional information becomes known or payments are made.

    The company accrues the most likely amount or at least the minimum of the range of probable loss when a range of probable loss can be estimated. The range of probable loss for product liability, workers compensation and other personal injury matters of the company’s continuing operations at December 31, 2013, was approximately $222 million to $324 million on an undiscounted basis. The portion of these liabilities assumed in the 2006 merger with Fisher was recorded at its fair (present) value at the date of merger. The company’s reserve for these matters in total, including the discounted liabilities, was $179 million at December 31, 2013 (or $224 million undiscounted). The reserve includes estimated defense costs and is gross of estimated amounts due from insurers of $95 million at December 31, 2013 (or $123 million undiscounted). The portion of these insurance assets assumed in the merger with Fisher was also recorded at its fair value at the date of merger. In addition to the above reserves, as of December 31, 2013, the company had product liability reserves of $9 million (undiscounted) relating to divested businesses.

The assets and liabilities assumed at the merger date were ascribed a fair value based on the present value of expected future cash flows, using a discount rate equivalent to the risk free rate of interest for monetary assets with comparable maturities (weighted average discount rate of 4.67%). The discount on the liabilities of approximately $45 million and the discount on the assets of approximately $28 million (net discount $17 million) are being accreted to interest expense over the expected settlement period.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Although the company believes that the amounts reserved and estimated recoveries are probable and appropriate based on available information, including actuarial studies of loss estimates, the process of estimating losses and insurance recoveries involves a considerable degree of judgment by management and the ultimate amounts could vary materially. Insurance contracts do not relieve the company of its primary obligation with respect to any losses incurred. The collectability of amounts due from its insurers is subject to the solvency and willingness of the insurer to pay, as well as the legal sufficiency of the insurance claims. Management monitors the payment history as well as the financial condition and ratings of its insurers on an ongoing basis.

    The company is currently involved in various stages of investigation and remediation related to environmental matters. The company cannot predict all potential costs related to environmental remediation matters and the possible impact on future operations given the uncertainties regarding the extent of the required cleanup, the complexity and interpretation of applicable laws and regulations, the varying costs of alternative cleanup methods and the extent of the company’s responsibility. Expenses for environmental remediation matters related to the costs of permit requirements and installing, operating and maintaining groundwater-treatment systems and other remedial activities related to historical environmental contamination at the company’s domestic and international facilities were not material in any period presented. The company records accruals for environmental remediation liabilities, based on current interpretations of environmental laws and regulations, when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. The company calculates estimates based upon several factors, including reports prepared by environmental specialists and management’s knowledge of and experience with these environmental matters. The company includes in these estimates potential costs for investigation, remediation and operation and maintenance of cleanup sites.

    Having assumed environmental liabilities in the merger with Fisher, the company was required to discount the estimate of loss to fair (present) value. This fair value was ascribed by using a discount rate of 4.73%, which was the risk free interest rate for monetary assets with maturities comparable to that of the environmental liability. The remaining discount of $5 million is being accreted by charges to interest expense over the estimated maturity period of 30 years. At December 31, 2013 and 2012, the company’s total environmental liability was approximately $29 million and $23 million, respectively.

    Management believes that its reserves for environmental matters are adequate for the remediation costs the company expects to incur. As a result, the company believes that the ultimate liability with respect to environmental remediation matters will not have a material adverse effect on the company’s financial position, results of operations or cash flows. However, the company may be subject to additional remedial or compliance costs due to future events, such as changes in existing laws and regulations, changes in agency direction or enforcement policies, developments in remediation technologies or changes in the conduct of the company’s operations, which could have a material adverse effect on the company’s financial position, results of operations or cash flows. Although these environmental remediation liabilities do not include third-party recoveries, the company may be able to bring indemnification claims against third parties for liabilities relating to certain sites.

Note 11. Comprehensive Income and Shareholders’ Equity
Comprehensive Income

Comprehensive income combines net income and other comprehensive items. Other comprehensive items represent certain amounts that are reported as components of shareholders’ equity in the accompanying balance sheet.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Changes in each component of accumulated other comprehensive items, net of tax are as follows:
(In millions)	Currency Translation Adjustment	Unrealized Gains (Losses) on Available-for- Sale Investments	Unrealized Gains (Losses) on Hedging Instruments	Pension and Other Postretirement Benefit Liability Adjustment	Total

Balance at December 31, 2012	$87.4	$7.7	$(32.9)	$(212.6)	$(150.4)
Other comprehensive income (loss) before reclassifications	24.6	1.6	5.8	38.2	70.2
Amounts reclassified from accumulated other comprehensive items	—	(8.0)	3.2	7.8	3.0

Net other comprehensive items	24.6	(6.4)	9.0	46.0	73.2

Balance at December 31, 2013	$112.0	$1.3	$(23.9)	$(166.6)	$(77.2)

The amounts reclassified out of accumulated other comprehensive items are as follows:

		Year Ended
	Affected Line Item in the	December 31,	December 31,	December 31,
(In millions)	Statement of Income	2013	2012	2011

Amounts Reclassified From Accumulated Other Comprehensive Items
Unrealized gains and losses on
available-for-sale investments:
Realized gain on sale or transfer
of available-for-sale investments	Other Expense, Net	$(10.5)	$—	$0.1
Tax provision	Provision for Income Taxes	2.5	—	—

		(8.0)	—	0.1

Unrealized gains and losses on
hedging instruments:
Realized loss on interest rate
swaps and locks	Other Expense, Net	5.4	5.3	2.1
Tax benefit	Provision for Income Taxes	(2.2)	(2.0)	(0.8)

		3.2	3.3	1.3

Pension and other postretirement
benefit liability adjustment:
Amortization of actuarial losses	Net Periodic Benefit Cost -	11.5	6.9	3.1
Amortization of prior service benefit	see Note 6 for details	(0.1)	(0.1)	(0.1)

Total before tax		11.4	6.8	3.0
Tax benefit	Provision for Income Taxes	(3.6)	(2.4)	(1.1)

		7.8	4.4	1.9

Total reclassifications		$3.0	$7.7	$3.3

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Shareholders’ Equity
At December 31, 2013, the company had reserved 43,640,460 unissued shares of its common stock for possible issuance under stock-based compensation plans.
The company has 50,000 shares of authorized but unissued $100 par value preferred stock.
Shareholder Rights Plan
The company has distributed rights under a shareholder rights plan adopted by the company’s Board of Directors to holders of outstanding shares of the company’s common stock. Each right entitles the holder to purchase one hundred-thousandth of a share (a Unit) of Series B Junior Participating Preferred Stock, $100 par value, at a purchase price of $200 per Unit, subject to adjustment. The rights will not be exercisable until the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (the Stock Acquisition Date), or (ii) 10 business days following the commencement of a tender offer or exchange offer for 15% or more of the outstanding shares of common stock.

In the event that a person becomes the beneficial owner of 15% or more of the outstanding shares of common stock, except pursuant to an offer for all outstanding shares of common stock that at least 75% of the Board of Directors determines to be fair to, and otherwise in the best interests of, stockholders, each holder of a right (except for the Acquiring Person) will thereafter have the right to receive, upon exercise, that number of shares of common stock (or, in certain circumstances, units of preferred stock, cash, property or other securities of the company) which equals the exercise price of the right divided by one-half of the current market price of the common stock. In the event that, at any time after any person has become an Acquiring Person, (i) the company is acquired in a merger or other business combination transaction in which the company is not the surviving corporation or its common stock is changed or exchanged (other than a merger that follows an offer approved by the Board of Directors), or (ii) 50% or more of the company’s assets or earning power is sold or transferred, each holder of a right (except for the Acquiring Person) shall thereafter have the right to receive, upon exercise, the number of shares of common stock of the acquiring company that equals the exercise price of the right divided by one-half of the current market price of such common stock.

    At any time until the Stock Acquisition Date, the company may redeem the rights in whole, but not in part, at a price of $.01 per right (payable in cash or stock). The rights expire on September 29, 2015, unless earlier redeemed or exchanged.

Equity Forward Agreements
In June 2013, in anticipation of the acquisition of Life Technologies, the company entered into equity forward agreements in connection with a public offering of 29.6 million shares of its common stock. The use of the equity forward agreements substantially eliminated future equity market price risk by fixing a common equity offering sales price under the then existing market conditions, while mitigating share dilution from the offering by postponing the actual issuance of common stock until the funds were needed for the Life Technologies Acquisition.

Under the terms of the agreements, the counterparties borrowed shares of the company’s common stock and sold them for $85.50 per share. Upon settlement of the agreements, in January 2014, the company issued and delivered 29.6 million shares of its common stock at the then applicable forward sale price of $82.5342 per share. The forward price was initially $83.2770 per share, net of underwriting fees, and was subject to adjustment in accordance with the terms of the agreements including fixed reductions related to cash dividends.

In November 2013, the company entered into a subscription agreement for a private placement of 5.3 million shares of its common stock at a price of $94.85 per share that was contingent on the closing of the Life Technologies Acquisition. The agreement closed on February 3, 2014.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The equity forward and subscription agreements had no initial fair value as they were entered into at the then market price of the common stock. The company did not receive any proceeds from the sale of common stock until the agreements were settled in 2014. Upon settlement, the proceeds were recorded in equity. Prior to their settlement, to the extent that the equity forward agreements were dilutive, they have been reflected in the company’s diluted earnings per share calculations using the treasury stock method. Prior to closing, the subscription agreement was not potentially dilutive to the company’s diluted earnings per share calculations due to its contingent nature.

Note 12. Fair Value Measurements and Fair Value of Financial Instruments
Fair Value Measurements
The company uses the market approach technique to value its financial instruments and there were no changes in valuation techniques during 2013. The company’s financial assets and liabilities carried at fair value are primarily comprised of investments in money market funds; derivative contracts, insurance contracts, mutual funds holding publicly traded securities and other investments in unit trusts held as assets to satisfy outstanding deferred compensation and retirement liabilities; and acquisition-related contingent consideration.

The fair value accounting guidance requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:
Level 1: Quoted market prices in active markets for identical assets or liabilities that the company has the ability to access.
Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data such as quoted prices, interest rates and yield curves.
Level 3: Inputs are unobservable data points that are not corroborated by market data.
The following table presents information about the company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2013:
	December 31,	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In millions)	2013	(Level 1)	(Level 2)	(Level 3)

Assets
Cash equivalents	$4,859.9	$4,859.9	$—	$—
Investments in mutual funds, unit trusts and other similar instruments	9.8	9.8	—	—
Insurance contracts	74.5	—	74.5	—
Auction rate securities	4.5	—	—	4.5
Derivative contracts	3.8	—	3.8	—

Total Assets	$4,952.5	$4,869.7	$78.3	$4.5

Liabilities
Derivative contracts	$6.5	$—	$6.5	$—
Contingent consideration	5.1	—	—	5.1

Total Liabilities	$11.6	$—	$6.5	$5.1

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    The following table presents information about the company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2012:

	December 31,	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In millions)	2012	(Level 1)	(Level 2)	(Level 3)

Assets
Cash equivalents	$73.6	$73.6	$—	$—
Investments in mutual funds, unit trusts and other similar instruments	36.6	36.6	—	—
Insurance contracts	62.5	—	62.5	—
Auction rate securities	4.3	—	—	4.3
Derivative contracts	1.6	—	1.6	—

Total Assets	$178.6	$110.2	$64.1	$4.3

Liabilities
Derivative contracts	$0.8	$—	$0.8	$—
Contingent consideration	20.1	—	—	20.1

Total Liabilities	$20.9	$—	$0.8	$20.1

    Available-for-sale investments are carried at fair value and are included in the tables above. The aggregate market value, cost basis and gross unrealized gains and losses of available-for-sale investments by major security type are as follows:

(In millions)	Market Value	Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses

2013
Mutual Fund and Unit Trust Investments	$9.8	$7.3	$2.5	$—
Auction Rate Securities	4.5	4.6	—	0.1

	$14.3	$11.9	$2.5	$0.1

2012
Mutual Fund and Unit Trust Investments	$36.6	$25.4	$11.2	$—
Auction Rate Securities	4.3	4.8	—	0.5

	$40.9	$30.2	$11.2	$0.5

    The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains and losses recorded in the accompanying statement of income. In 2013, the company irrevocably contributed appreciated available-for-sale investments that had a fair value of $27 million to two of its U.K. defined benefit plans, resulting in realization of a previously unrecognized gain of $11 million. Gross realized gains and gross realized losses on the sale of available-for-sale investments were nominal in 2013, 2012 and 2011.

    The company determines the fair value of its insurance contracts by obtaining the cash surrender value of the contracts from the issuer. The fair value of derivative contracts is the estimated amount that the company would receive/pay upon liquidation of the contracts, taking into account the change in interest rates and currency exchange rates. The company determines the fair value of the auction rate securities by obtaining indications of value from brokers/dealers. The company determines the fair value of acquisition-related contingent consideration based on assessment of the probability that the company would be required to make such future payment. Changes to the fair value of contingent consideration are recorded in selling, general and administrative expense.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The company has the ability and intent to hold the auction rate securities to maturity unless they are redeemed earlier by the issuer. There was no significant activity within the Level 3 auction rate securities during 2013 or 2012. The following table provides a rollforward of the fair value, as determined by Level 3 inputs, of the contingent consideration.

(In millions)	2013	2012

Contingent Consideration
Beginning Balance	$20.1	$1.7
Additions	—	19.9
Payments	(28.6)	(1.0)
Change in fair value included in earnings	13.5	(0.5)
Currency translation	0.1	—

Ending Balance	$5.1	$20.1

    The notional amounts of derivative contracts outstanding, consisting of currency exchange contracts and interest swaps, totaled $2.03 billion and $719 million at December 31, 2013 and December 31, 2012, respectively.

While certain derivatives are subject to netting arrangements with counterparties, the company does not offset derivative assets and liabilities within the consolidated balance sheet. The following tables present the fair value of derivative instruments in the consolidated balance sheet and statement of income.

	Fair Value – Assets		Fair Value – Liabilities
	December 31,	December 31,	December 31,	December 31,
(In millions)	2013	2012	2013	2012

Derivatives Designated as Hedging Instruments
Interest rate swaps (a)	$—	$—	$5.2	$—
Derivatives Not Designated as Hedging Instruments
Currency exchange contracts (b)	3.8	1.6	1.3	0.8

(a)	The fair value of the interest rate swaps is included in the consolidated balance sheet under the caption other long-term liabilities.
(b)	The fair value of the currency exchange contracts is included in the consolidated balance sheet under the captions other current assets or other accrued expenses.

	Gain (Loss) Recognized
(In millions)	2013	2012

Derivatives Designated as Fair Value Hedges
Interest rate swaps - effective portion	$0.2	$—
Interest rate swaps - ineffective portion	(1.4)	—
Derivatives Not Designated as Fair Value Hedges
Currency exchange contracts
Included in cost of revenues	$2.7	$3.0
Included in other expense, net	(22.1)	(10.4)

    Gains and losses recognized on currency exchange contracts and the effective portion of interest rate swaps are included in the consolidated statement of income together with the corresponding, offsetting losses and gains on the underlying hedged transactions. Gains and losses recognized on the ineffective portion of interest rate swaps is included in other expense, net in the accompanying statement of income.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair Value of Other Financial Instruments
The carrying value and fair value of the company’s notes receivable and debt obligations are as follows:
	December 31, 2013		December 31, 2012
	Carrying	Fair	Carrying	Fair
(In millions)	Value	Value	Value	Value

Notes Receivable	$7.6	$7.6	$4.7	$4.7

Debt Obligations:
Senior notes	$10,195.4	$10,304.8	$7,019.5	$7,455.2
Commercial paper	250.0	250.0	50.0	50.0
Other	41.9	41.9	54.8	54.8

	$10,487.3	$10,596.7	$7,124.3	$7,560.0

The fair value of debt obligations was determined based on quoted market prices and on borrowing rates available to the company at the respective period ends which represent level 2 measurements.

Note 13. Supplemental Cash Flow Information
(In millions)	2013	2012	2011

Cash Paid (Refunded) For:
Interest	$215.1	$230.0	$120.6

Income Taxes - Continuing Operations	$230.0	$331.1	$352.9

Income Taxes - Discontinued Operations	$(3.7)	$(44.0)	$149.1

Non-cash Activities
Fair value of assets of acquired businesses and product lines	$—	$1,172.0	$7,041.1
Cash paid for acquired businesses and product lines	—	(1,086.6)	(5,894.1)

Liabilities assumed of acquired businesses and product lines	$—	$85.4	$1,147.0

Fair value of available-for-sale investments contributed to defined
benefit plans	$27.1	$—	$—

Declared but unpaid dividends	$55.8	$54.7	$—

Issuance of stock upon vesting of restricted stock units	$64.2	$29.3	$22.7

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Restructuring and Other Costs, Net
Restructuring and other costs in 2013 and 2012 primarily included continuing charges for headcount reductions and facility consolidations in an effort to streamline operations, including the closure and consolidation of operations within several facilities in the U.S., Europe and Asia. The company’s 2013 and 2012 severance actions associated with facility consolidations and cost reduction measures affected approximately 3% of the company’s workforce in both years.

    Restructuring and other costs in 2011 primarily included cash compensation from monetizing equity awards held by Dionex employees at the date of acquisition as well as continuing charges for headcount reductions and facility consolidations in an effort to streamline operations, including the following: the consolidation of facilities in Finland and Australia of acquired businesses with existing facilities in those countries; the consolidation of facilities in the U.S.; and the restructuring of the commercial organization of a business across six European countries to increase productivity and efficiency in serving customers. The company’s 2011 severance actions affected approximately 4% of the company’s workforce.

As of February 27, 2014, the company has identified restructuring actions that will result in additional charges of approximately $50 million, primarily in the first half of 2014. The company expects significant restructuring charges in the first quarter of 2014 in connection with the acceleration of certain equity awards held by Life Technologies’ employees and severance obligations payable to former Life Technologies’ executives.

2013
During 2013, the company recorded net restructuring and other costs as follows:
(In millions)	Cost of Revenues	Selling, General and Administrative Expenses	Restructuring and Other Costs, Net	Total

Life Sciences Solutions	$—	$51.7	$4.4	$56.1
Analytical Instruments	2.9	0.6	20.9	24.4
Specialty Diagnostics	24.9	12.9	24.2	62.0
Laboratory Products and Services	0.8	—	25.2	26.0
Corporate	—	8.3	3.0	11.3

	$28.6	$73.5	$77.7	$179.8

The components of net restructuring and other costs by segment are as follows:
Life Sciences Solutions

    In 2013, the Life Sciences Solutions segment recorded $56.1 million of net restructuring and other charges. The segment recorded charges to selling, general and administrative expenses of $51.7 million for transaction costs related to the acquisition of Life Technologies (Note 2) and $4.4 million of other restructuring costs, all of which were cash costs. The cash costs included $4.1 million of transaction expenses related to the agreement to sell its sera and media, gene modulation and magnetic beads businesses (see Note 2).

Analytical Instruments
In 2013, the Analytical Instruments segment recorded $24.4 million of net restructuring and other charges. The segment recorded charges to cost of revenues of $2.9 million for accelerated depreciation at facilities closing due to real estate consolidation; charges to selling, general and administrative expenses of $0.6 million primarily for revisions of estimated contingent consideration; and $20.9 million of other restructuring costs, net, $23.6 million of which were cash costs. The cash costs, which were associated with headcount reductions and facility consolidations including the consolidation and closure of several facilities in the U.S. and Europe, consisted of $18.3 million of severance; $2.8 million of abandoned facility costs; and $2.5 million of other cash costs, including outplacement costs for severed employees as well as retention and moving and other expenses associated with facility consolidations. In addition, the segment realized net gains of $2.7 million primarily on the sale of real estate in the U.S and Europe.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Specialty Diagnostics
In 2013, the Specialty Diagnostics segment recorded $62.0 million of net restructuring and other charges. The segment recorded charges to cost of revenues of $24.9 million primarily for the sale of inventories revalued at the date of acquisition; charges to selling, general and administrative expenses of $12.9 million for revisions of estimated contingent consideration based on actual performance of a recent acquisition; and $24.2 million of other restructuring costs, net, which were primarily cash costs. The cash costs consisted of $17.8 million of severance; $2.8 million of abandoned facility costs primarily for facilities in Europe and the U.S.; and $3.5 million of other cash costs, primarily outplacement costs for severed employees and moving, travel and other expenses associated with facility consolidations.

Laboratory Products and Services
In 2013, the Laboratory Products and Services segment recorded $26.0 million of net restructuring and other charges. The segment recorded charges to cost of revenues of $0.8 million for accelerated depreciation at facilities closing due to real estate consolidation and $25.2 million of other restructuring costs, $22.9 million of which were cash costs. The cash costs, which consisted of headcount reductions and facility consolidations to streamline operations, included $16.4 million of severance; $4.1 million of abandoned facility costs; and $2.4 million of other cash costs, primarily retention, moving and other expenses associated with facility consolidations. The segment also recorded $2.3 million of non-cash expense, net, primarily for pension charges related to the headcount reductions and, to a lesser extent, writedowns to estimated disposal value of real estate held for sale.

Corporate
In 2013, the company recorded a charge to selling, general and administrative expenses of $8.3 million associated with product liability litigation and $3.0 million of restructuring costs primarily for severance at its corporate operations.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2012
During 2012, the company recorded net restructuring and other costs as follows:
(In millions)	Cost of Revenues	Selling, General and Administrative Expenses	Restructuring and Other Costs, Net	Total

Life Sciences Solutions	$0.7	$—	$7.8	$8.5
Analytical Instruments	0.4	(0.1)	32.8	33.1
Specialty Diagnostics	52.8	13.7	15.0	81.5
Laboratory Products and Services	1.7	(0.9)	25.5	26.3
Corporate	—	(0.2)	1.0	0.8

	$55.6	$12.5	$82.1	$150.2

The components of net restructuring and other costs by segment are as follows:
Life Sciences Solutions
In 2012, the Life Sciences Solutions segment recorded $8.5 million of net restructuring and other charges. The segment recorded charges to cost of revenues of $0.7 million primarily for accelerated depreciation at facilities closing due to real estate consolidation and $7.8 million of other restructuring costs, net, $7.4 million of which were cash costs. The cash costs, which were associated with headcount reductions and facility consolidations including the consolidation and closure of several facilities in the U.S. and Europe, consisted of $4.6 million of severance; $2.2 million of abandoned facility costs; and $0.6 million of other cash costs, primarily for retention, relocation and moving expenses associated with facility consolidations. The segment also recorded $0.4 million of non-cash expense, net, primarily for real estate writedowns related to facility consolidations.

Analytical Instruments
In 2012, the Analytical Instruments segment recorded $33.1 million of net restructuring and other charges. The segment recorded charges to cost of revenues of $0.4 million primarily for accelerated depreciation at facilities closing due to real estate consolidation; $0.1 million as a reduction of selling, general and administrative expenses; and $32.8 million of other restructuring costs, net, $24.8 million of which were cash costs. The cash costs, which were associated with headcount reductions and facility consolidations including the consolidation and closure of several facilities in the U.S. and Europe, consisted of $16.4 million of severance; $6.7 million of abandoned facility costs; and $1.7 million of other cash costs, primarily for retention, relocation and moving expenses associated with facility consolidations. The segment also recorded $8.0 million of non-cash expense, net, primarily for real estate writedowns related to facility consolidations.

Specialty Diagnostics
In 2012, the Specialty Diagnostics segment recorded $81.5 million of net restructuring and other charges. The segment recorded charges to cost of revenues of $52.8 million primarily for the sale of inventories revalued at the date of acquisition; charges to selling, general and administrative expenses of $13.7 million for transaction costs related to the One Lambda acquisition; and $15.0 million of other restructuring costs, $14.3 million of which were cash costs associated with headcount reductions and facility consolidations to streamline operations. The cash costs consisted of $11.3 million of severance; $0.6 million of abandoned facility costs; and $2.4 million of other cash costs. The non-cash charges of $0.7 million consisted of writedowns to estimated disposal value of real estate held for sale.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Laboratory Products and Services
In 2012, the Laboratory Products and Services segment recorded $26.3 million of net restructuring and other charges. The segment recorded charges to cost of revenues of $1.7 million primarily for the sale of inventories revalued at the date of acquisition and, to a lesser extent, accelerated depreciation at facilities closing due to real estate consolidation; $0.9 million, net, as a reduction of selling, general and administrative expenses for revisions of estimated contingent consideration; and $25.5 million of other restructuring costs, $19.1 million of which were cash costs. The cash costs, which consisted of headcount reductions and facility consolidations to streamline operations, included $11.7 million of severance; $3.8 million of abandoned facility costs; and $3.6 million of other cash costs, primarily retention, relocation and moving expenses associated with facility consolidations. The segment recorded $6.4 million of non-cash costs, net, primarily related to impairment of intangible assets of a business unit and fixed asset writedowns associated with facility consolidations, partially offset by a $5.9 million gain on a pre-acquisition litigation-related matter.

Corporate
The company recorded $1.0 million of cash costs primarily for severance at its corporate operations, offset in part by a reduction of selling, general and administrative expenses of $0.2 million, net, associated with product liability litigation.

2011
During 2011, the company recorded net restructuring and other costs as follows:
(In millions)	Cost of Revenues	Selling, General and Administrative Expenses	Restructuring and Other Costs, Net	Total

Life Sciences Solutions	$1.0	$—	$9.8	$10.8
Analytical Instruments	29.1	34.5	42.2	105.8
Specialty Diagnostics	39.0	24.0	8.4	71.4
Laboratory Products and Services	3.5	—	34.0	37.5
Corporate	—	3.0	2.1	5.1

	$72.6	$61.5	$96.5	$230.6

The components of net restructuring and other costs by segment are as follows:
Life Sciences Solutions
In 2011, the Life Sciences Solutions segment recorded $10.8 million of net restructuring and other charges. The segment recorded charges to cost of revenues of $1.0 million primarily for accelerated depreciation at facilities closing due to real estate consolidation and $9.8 million of other restructuring costs, net, $9.9 million of which were cash costs. These costs included cash costs associated with headcount reductions and facility consolidations to streamline operations, which consisted of $5.2 million of severance; $4.2 million of abandoned facility costs; and $0.5 million of other cash costs, primarily retention, relocation and moving expenses associated with facility consolidations. The segment also recorded $0.1 million of non-cash income, net.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Analytical Instruments
In 2011, the Analytical Instruments segment recorded $105.8 million of net restructuring and other charges. The segment recorded charges to cost of revenues of $29.1 million primarily for the sale of inventories revalued at the date of acquisition; charges to selling, general and administrative expenses of $34.5 million primarily for transaction costs related to the Dionex acquisition; and $42.2 million of other restructuring costs, net, $36.7 million of which were cash costs. These costs included $21.2 million of cash compensation from monetizing equity awards held by Dionex employees at the date of acquisition. The segment also recorded continuing cash costs associated with headcount reductions and facility consolidations to streamline operations, which consisted of $12.0 million of severance; $2.9 million of abandoned facility costs; and $0.6 million of other cash costs, primarily retention, relocation and moving expenses associated with facility consolidations. The segment also recorded $5.5 million of non-cash charges, net, primarily for the impairment of intangible assets associated with a small business unit.

Specialty Diagnostics
In 2011, the Specialty Diagnostics segment recorded $71.4 million of net restructuring and other charges. The segment recorded charges to cost of revenues of $39.0 million primarily for the sale of inventories revalued at the date of acquisition; charges to selling, general and administrative expenses of $24.0 million primarily for transaction costs related to the Phadia acquisition; and $8.4 million of other restructuring costs, including cash costs of $8.0 million associated with headcount reductions and facility consolidations to streamline operations, including the consolidation of facilities in Finland and Australia of acquired businesses with existing facilities in those countries. The cash costs consisted of $6.7 million of severance; $0.7 million of abandoned facility costs; and $0.6 million of other cash costs, primarily retention, relocation and moving expenses associated with facility consolidations. The non-cash charges, net, of $0.4 million consisted of $1.2 million of writedowns to estimated disposal value of real estate held for sale, partially offset by $0.8 million of income from termination of a post-retirement benefit plan.

Laboratory Products and Services
In 2011, the Laboratory Products and Services segment recorded $37.5 million of net restructuring and other charges. The segment recorded charges to cost of revenues of $3.5 million for accelerated depreciation at facilities closing due to real estate consolidation and sale of inventories revalued at the date of acquisition and $34.0 million of other restructuring costs, net, $24.3 million of which were cash costs. The cash costs were associated with the consolidation of facilities in the U.S. and the restructuring of the commercial organization of a business across six European countries to increase productivity and efficiency in serving customers, as well as other headcount reductions and facility consolidations. The cash costs included $17.7 million of severance; $4.1 million of abandoned facility costs; and $2.5 million of other cash costs, primarily retention, relocation and moving expenses associated with facility consolidations. The segment recorded $9.7 million of non-cash costs primarily related to impairment of intangible assets associated with two small business units and, to a lesser extent, a loss on sale of a heating equipment business.

Corporate
The company recorded $5.1 million in restructuring and other charges at its corporate operations in 2011, including a charge to selling, general and administrative expense of $3.0 million associated with product liability litigation and $2.1 million of cash costs for severance.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    The following table summarizes the cash components of the company’s restructuring plans. The non-cash components and other amounts reported as restructuring and other costs, net, in the accompanying statement of income have been summarized in the notes to the tables. Accrued restructuring costs are included in other accrued expenses in the accompanying balance sheet.

		Abandonment
(In millions)	Severance	of Excess Facilities	Other (a)	Total

Pre-2012 Restructuring Plans
Balance At December 31, 2010	$10.2	$5.7	$0.1	$16.0
Costs incurred in 2011 (c)	44.2	11.9	25.5	81.6
Reserves reversed (b)	(0.5)	—	(0.1)	(0.6)
Payments	(35.7)	(10.4)	(22.9)	(69.0)
Currency translation	(0.4)	—	—	(0.4)

Balance At December 31, 2011	17.8	7.2	2.6	27.6
Costs incurred in 2012 (d)	2.5	6.9	2.2	11.6
Reserves reversed (b)	(1.6)	—	(0.6)	(2.2)
Payments	(14.0)	(8.2)	(3.8)	(26.0)
Currency translation	(0.5)	—	—	(0.5)

Balance At December 31, 2012	4.2	5.9	0.4	10.5
Costs incurred in 2013	0.5	4.3	0.1	4.9
Payments	(3.7)	(3.7)	(0.2)	(7.6)
Currency translation	—	—	—	—

Balance At December 31, 2013	$1.0	$6.5	$0.3	$7.8

2012 Restructuring Plans
Costs incurred in 2012 (d)	$43.8	$6.4	$7.0	$57.2
Payments	(28.8)	(4.1)	(4.6)	(37.5)
Currency translation	0.8	0.1	—	0.9

Balance At December 31, 2012	15.8	2.4	2.4	20.6
Costs incurred in 2013	8.9	2.8	3.0	14.7
Reserves reversed (b)	(2.6)	(0.1)	(0.3)	(3.0)
Payments	(16.6)	(3.6)	(5.1)	(25.3)
Currency translation	0.1	—	—	0.1

Balance At December 31, 2013	$5.6	$1.5	$—	$7.1

2013 Restructuring Plans
Costs incurred in 2013	$48.3	$3.2	$9.9	$61.4
Payments	(26.7)	(1.8)	(7.7)	(36.2)
Currency translation	0.4	—	—	0.4

Balance At December 31, 2013	$22.0	$1.4	$2.2	$25.6

(a)  Other includes cash compensation from monetizing equity awards held by Dionex employees at the date of acquisition and employee retention costs which are accrued ratably over the period through which employees must work to qualify for a payment.

(b) Represents reductions in cost of plans.
(c) Excludes an aggregate of $15 million of non-cash charges, net, which are detailed by segment above.
(d) Excludes an aggregate of $15 million of non-cash charges, net, which are detailed by segment above.

The company expects to pay accrued restructuring costs as follows: severance, employee-retention obligations and other costs, primarily through 2014; and abandoned-facility payments, over lease terms expiring through 2018.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Discontinued Operations
    In June 2012, in an effort to exit a non-core business, the company’s senior management made a decision to pursue a sale of its laboratory workstations business, part of the Laboratory Products and Services segment. The company completed the sale in October 2012 for nominal proceeds. The results of the laboratory workstations business have been classified and presented as discontinued operations in the accompanying financial statements. Prior period results have been adjusted to conform to this presentation.

In 2012, the company recorded an after-tax loss of $63 million on the divestiture. In addition, the company recorded an after-tax gain of $2 million upon receipt of additional proceeds from a prior divestiture.

Operating results of the laboratory workstations business were as follows:
(In millions)	2012	2011

Revenues	$147.1	$179.6
Pre-tax Income (Loss)	(30.0)	(6.2)

    In 2013, the company recorded an after-tax charge of $4.2 million for the estimated cost to raze certain abandoned facilities of the discontinued operations prior to the planned sale of the related land.

    On April 4, 2011, the company sold, in separate transactions, its Athena Diagnostics business for $740 million in cash and its Lancaster Laboratories business for $180 million in cash and escrowed proceeds of $20 million, substantially all of which was received in October 2012. The sale of these businesses resulted in an after-tax gain of approximately $304 million or $0.79 per diluted share in the second quarter of 2011. The results of both businesses have been included in the accompanying financial statements as discontinued operations. Operating results of these businesses were as follows:

(In millions)	2011

Revenues	$54.3
Pre-tax Income	9.1

Note 16. Unaudited Quarterly Information
	2013
(In millions except per share amounts)	First (a)	Second (b)	Third (c)	Fourth (d)

Revenues	$3,191.5	$3,240.1	$3,191.8	$3,466.9
Gross Profit	1,336.3	1,363.2	1,347.9	1,481.7
Income from Continuing Operations	340.8	277.6	317.7	343.0
Net Income	336.2	277.4	317.6	342.1
Earnings per Share from Continuing Operations:
Basic	.95	.77	.88	.95
Diluted	.94	.76	.86	.92
Earnings per Share:
Basic	.94	.77	.88	.95
Diluted	.93	.76	.86	.92
Cash Dividend Declared per Common Share	.15	.15	.15	.15

Amounts reflect aggregate restructuring and other items, net, and non-operating items, net, as follows:
(a) Costs of $36.0 million and after-tax loss of $4.6 million related to the company’s discontinued operations.
(b) Costs of $57.2 million and after-tax loss of $0.2 million related to the company’s discontinued operations.
(c) Costs of $36.3 million and after-tax loss of $0.1 million related to the company’s discontinued operations.
(d) Costs of $50.3 million and after-tax loss of $0.9 million related to the company’s discontinued operations.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	2012
(In millions except per share amounts)	First (a)	Second (b)	Third (c)	Fourth (d)

Revenues	$3,056.8	$3,108.1	$3,085.7	$3,259.3
Gross Profit	1,289.7	1,321.3	1,298.4	1,386.1
Income from Continuing Operations	280.8	292.4	299.4	385.8
Net Income	277.3	233.8	290.4	376.4
Earnings per Share from Continuing Operations:
Basic	.76	.80	.83	1.08
Diluted	.76	.79	.82	1.07
Earnings per Share:
Basic	.76	.64	.80	1.05
Diluted	.75	.63	.79	1.04
Cash Dividend Declared per Common Share	.13	.13	.13	.15

Amounts reflect aggregate restructuring and other items, net, and non-operating items, net, as follows:
(a) Costs of $31.1 million and after-tax loss of $3.5 million related to the company’s discontinued operations.
(b) Costs of $38.9 million and after-tax loss of $58.6 million related to the company’s discontinued operations.
(c) Costs of $37.3 million and after-tax loss of $9.0 million related to the company’s discontinued operations.
(d) Costs of $42.9 million and after-tax loss of $9.4 million related to the company’s discontinued operations.

THERMO FISHER SCIENTIFIC INC.

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

(In millions)	Balance at Beginning of Year	Provision Charged to Expense	Accounts Recovered	Accounts Written Off	Other (a)	Balance at End of Year

Allowance for Doubtful Accounts

Year Ended December 31, 2013	$55.5	$6.8	$0.2	$(8.4)	$—	$54.1

Year Ended December 31, 2012	$65.8	$0.7	$0.3	$(4.6)	$(6.7)	$55.5

Year Ended December 31, 2011	$39.2	$11.2	$0.2	$(5.7)	$20.9	$65.8

(In millions)		Balance at Beginning of Year	Provision Charged to Expense (c)	Activity Charged to Reserve	Other (d)	Balance at End of Year

Accrued Restructuring Costs (b)

Year Ended December 31, 2013		$31.1	$78.0	$(69.1)	$0.5	$40.5

Year Ended December 31, 2012		$27.6	$66.6	$(63.5)	$0.4	$31.1

Year Ended December 31, 2011		$16.0	$81.0	$(69.0)	$(0.4)	$27.6

(a)	Includes allowance of businesses acquired and sold during the year as described in Note 2 and the effect of currency translation.
(b)	The nature of activity in this account is described in Note 14.
(c)	Excludes $15 million and $15 million, respectively, of non-cash expense, net, in 2012 and 2011, as described in Note 14.
(d)	Represents the effects of currency translation.